Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-286039

Prospectus

36,000,000 Shares

StandardAero, Inc.

Common Stock

The selling stockholders named in this prospectus are selling 36,000,000 shares of our common stock in this offering.

Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “SARO.” On March 24, 2025, the closing price of our common stock as reported on the NYSE was $28.74 per share.

After the consummation of this offering, we expect to continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 19 of this prospectus and the risk factors in the documents incorporated by reference herein to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$28.00	$1,008,000,000
Underwriting discount (1)	$0.84	$30,240,000

Proceeds, before expenses, to selling stockholders	$27.16	$977,760,000

(1)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.

This is a firm commitment underwritten offering. The underwriters may also exercise their option to purchase up to an additional 5,400,000 shares from the selling stockholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover sales of additional shares by the underwriters. We will not receive any proceeds from the sale of our common stock pursuant to any exercise of the underwriters’ option to purchase additional shares. The selling stockholders named in this prospectus are affiliates of The Carlyle Group Inc. and GIC Private Limited.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about March 27, 2025.

Joint Bookrunning Managers

J.P. Morgan*	Morgan Stanley*

* listed in alphabetical order

RBC Capital Markets	BofA Securities	UBS Investment Bank	Jefferies

CIBC Capital Markets	SOCIETE GENERALE	Citizens Capital Markets	Mizuho	Santander	Wolfe | Nomura Alliance

Co-Managers

Carlyle	Amerivet Securities	Drexel Hamilton

The date of this prospectus is March 25, 2025.

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Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholders nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

For investors outside the United States: No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

BASIS OF PRESENTATION

We manage our business in line with our service offerings with our reportable segments being Engine Services and Component Repair Services. Our Engine Services segment provides a full suite of aftermarket services, including maintenance, repair and overhaul, on-wing and field service support, asset management, and engineering and related solutions primarily in support of gas turbine engines across the commercial aerospace, military and helicopter, and business aviation end markets. Our Component Repair Services segment supports the commercial aerospace, military and other end markets with engine piece part component and accessory repair, as well as some engine new part manufacturing.

On September 5, 2024, we changed our name from Dynasty Parent Co., Inc. to StandardAero, Inc.

Unless the context otherwise requires or we otherwise state, references in this prospectus to:

•

the term “Acquisition” refers to the acquisition by Dynasty Acquisition Co., Inc., pursuant to that certain stock purchase agreement as amended, restated, supplemented or otherwise modified from time to time, dated December 18, 2018 (the “Acquisition Agreement”), of all of the equity interests of StandardAero Holding Corp., a Delaware corporation;

•	the term “CAGR” refers to compound annual growth rate;

•

the term “Canadian Borrower” refers to Standard Aero Limited Standaero Limitee (as successor in interest to 1199169 B.C. Unlimited Liability Company) that is the indirect wholly owned subsidiary of the Company;

•	the term “Carlyle” refers to those certain investment funds of The Carlyle Group Inc. and its affiliates;

•	the term “Carlyle Partners VII” refers to Carlyle Partners VII S1 Holdings II, L.P.;

•	the term “Dynasty Acquisition” refers to Dynasty Acquisition Co., Inc., a Delaware corporation that is the indirect wholly owned subsidiary of the Company;

•	the term “Exchange Act” refers to the U.S. Securities and Exchange Act of 1934, as amended;

•	the term “GAAP” refers to the generally accepted accounting principles in the United States;

•	the term “GIC” refers to GIC Private Limited;

•	the term “GIC Investor” refers to Hux Investment Pte. Ltd.;

•	the term “IPO” refers to our initial public offering of shares of common stock at a price of $24.00 per share, which occurred on October 2, 2024;

•

the term “New 2024 Revolving Credit Facility” refers to a senior secured multicurrency revolving credit facility available to the U.S. Borrower in an aggregate principal amount of up to $750.0 million (of which up to $150.0 million is available for the issuance of letters of credit);

•	the term “New 2024 Term Loan B-1 Facility” refers to a senior secured dollar term loan B facility, incurred by the U.S. Borrower in an aggregate principal amount of $1,630.0 million;

•	the term “New 2024 Term Loan B-2 Facility” refers to a senior secured dollar term loan B facility incurred by the Canadian Borrower in an aggregate principal amount of $620.0 million;

•	the term “New 2024 Term Loan Facilities” means, together, the New 2024 Term Loan B-1 Facility and the New 2024 Term Loan B-2 Facility;

•

the term “New Credit Agreement” refers to that certain New Credit Agreement (as amended, restated, modified and/or supplemented from time to time), dated as of October 31, 2024, governing the New Senior Credit Facilities;

•	the term “New Senior Secured Credit Facilities” refers to, collectively, (i) the New 2024 Term Loan Facilities and (ii) the New 2024 Revolving Credit Facility;

•	the term “Prior 2023 Term B-1 Loan Facility” refers to the senior secured dollar term loan B facility in an original aggregate principal amount of $1,802.5 million;

•	the term “Prior 2023 Term B-2 Loan Facility” refers to the senior secured dollar term loan B facility in an original aggregate principal amount of $772.5 million;

•	the term “Prior 2023 Term Loan Facilities” refers, collectively, to (i) the Prior 2023 Term B-1 Loan Facility and (ii) the Prior 2023 Term B-2 Loan Facility;

•	the term “Prior 2024 Term B-1 Loan Facility” refers to the senior secured dollar term loan B facility in an original aggregate principal amount of approximately $1,993.5 million;

•	the term “Prior 2024 Term Loan B-2 Facility” refers to the senior secured dollar term loan B facility in an original aggregate principal amount of approximately $768.6 million;

•	the term “Prior 2024 Term Loan Facilities” refers collectively to the Prior 2024 Term B-1 Loan Facility and the 2024 Term Loan B-2 Facility;

•	the term “Restructuring Transactions” refers to those certain restructuring transactions that were effected in connection with the IPO, as described under “Prospectus Summary—Corporate Structure”;

•	the term “SEC” refers to the U.S. Securities and Exchange Commission;

•	the term “Securities Act” refers to the U.S. Securities Act of 1933, as amended;

•	the term “selling stockholders” refers to Carlyle Partners VII and the GIC Investor;

•

the term “Senior Notes” refers to the Senior Unsecured PIK Toggle Notes due 2027 issued by Dynasty Acquisition pursuant to that certain indenture (as amended, restated, modified and/or supplemented from time to time), dated as of April 4, 2019, by and among Dynasty Acquisition, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, which were repaid in full on October 3, 2024 using the proceeds of the IPO;

•	the term “Stockholders Agreement” refers to the stockholders agreement entered into by and among Carlyle Partners VII, the GIC Investor, certain of our other existing stockholders and the Company; and

•	the terms “we,” “us,” “our,” “its” and the “Company” refer to StandardAero, Inc., a Delaware corporation, and its consolidated subsidiaries.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 12, 2025 (our “Annual Report”) incorporated by reference herein.

These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS

We own or otherwise have rights to the trademarks, service marks and trade names, including those mentioned in this prospectus, that we use in connection with the operation of our business. This prospectus includes trademarks which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus also contains trademarks, service marks and trade names of other companies, which are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

NON-GAAP FINANCIAL MEASURES

We present Adjusted EBITDA and Adjusted EBITDA Margin in this prospectus because we believe such measures provide investors with additional information to measure our performance. Please refer to the section entitled “Prospectus Summary—Summary Historical Consolidated Financial Information” for an explanation on why we use these non-GAAP financial measures, their definitions, their limitations and reconciliations to their nearest GAAP financial measures.

Because of their limitations, these non-GAAP financial measures are not intended as alternatives to GAAP financial measures as indicators of our operating performance and should not be considered as measures of cash available to us to invest in the growth of our business or that will be available to us to meet our obligations. We compensate for these limitations by using these non-GAAP financial measures along with other comparative tools, together with GAAP financial measures, to assist in the evaluation of operating performance.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.standardaero.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus. To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus and incorporated by reference, the information in this prospectus shall be deemed to supersede the information in such incorporated documents. We incorporate by reference our Annual Report filed with the SEC on March  12, 2025 and our Current Report on Form 8-K filed with the SEC on February 20, 2025. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner. We will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

Investor Relations

StandardAero, Inc.

6710 North Scottsdale Road, Suite 250

Scottsdale, AZ 85253

e-mail: investors@standardaero.com

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus and the information incorporated by reference herein. In particular, you should carefully read the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated historical financial statements and the accompanying notes included in our Annual Report incorporated by reference herein.

StandardAero – A Global Leader in the Highly Attractive Aerospace Engine Aftermarket Sector

We believe that we are the world’s largest independent, pure-play provider of aerospace engine aftermarket services for fixed and rotary wing aircraft, serving the commercial, military and business aviation end markets. We provide a comprehensive suite of critical, value-added aftermarket solutions, including scheduled and unscheduled engine maintenance, repair and overhaul, engine component repair, on-wing and field service support, asset management and engineering solutions. We serve a crucial role in the engine aftermarket value chain, connecting engine original equipment manufacturers (“OEMs”) with aircraft operators through our aftermarket services, maintaining longstanding relationships with both. We command a leading reputation that is based upon our strong track record of safety, reliability and operational performance built over our more than 100 years of successful operations in the aerospace aftermarket.

Our business consists of an attractive mix of end markets, customers and engine platforms. Our revenue is highly diversified across the commercial, military and business aviation end markets. We believe this diversification provides us with significant resiliency, while affording us the ability to take advantage of new business opportunities that arise. In addition, diversification across engine OEMs and platforms reduces our exposure to idiosyncratic events that may impact demand related to a specific aircraft or engine type.

Within our markets, we hold leadership positions on most of the engine platforms we serve, with an estimated 80% of our Engine Services sales in 2024 from engine platforms where we hold #1 or #2 positions globally. Our platform portfolio consists of a healthy mix of mature, growth and next generation programs and includes many of the engines that power the world’s most prevalent aircraft. For example, we provide support for the CFM56, which powers the Boeing 737NG and Airbus A320ceo family narrowbody aircraft and currently has the largest installed base of any engine platform, the LEAP-1A/-1B, which power the next generation of narrowbody aircraft and are expected to become the most widely fielded platform family in the world by the early 2030s, and the CF34, which powers many of the world’s most utilized regional jets. On several platforms, we hold contracts directly with the OEM that designates us as the primary or sole outsourced provider of maintenance services for the engine. Furthermore, with approximately 77% of our revenue in the year ended December 31, 2024 derived from long-term contractual agreements, our financial profile is characterized by a significant amount of predictable, recurring revenue supported by the highly regulated nature of aircraft engine maintenance requirements.

We are also one of the largest independent engine component repair platforms globally, providing services to commercial aerospace, military, land and marine and oil and gas end markets. We have made substantial investments in our Component Repair Services business, which provides attractive margins, significant growth opportunities and synergies with our Engine Services business. The following charts detail our business mix for the year ended December 31, 2024:

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For a discussion of Segment Adjusted EBITDA, see the section of our Annual Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Results” and Note 24, “Segment information” to our audited consolidated financial statements, incorporated by reference herein.

Core to our strategy is our positioning as an OEM-aligned and independent service provider of aftermarket services. Our OEM-aligned strategy, coupled with our scale and service performance, entrenches us as a trusted and preferred partner to every major OEM, including GE Aerospace, CFM International, Pratt & Whitney, Rolls-Royce, Honeywell and Safran. We hold long-term OEM licenses and authorizations to provide aftermarket support for all of the engine platforms that we service, and we believe we have a 100% historical success rate on the OEM licenses and authorizations we sought to retain upon their expiration. Our status as an independent services provider, not affiliated with any single OEM or airline operator, provides us with diversification and enhances the value proposition that we can offer to customers. These factors are critical drivers of our ability to cultivate decades-long relationships with many of our approximately 5,000 customers globally.

The engine aftermarket solutions we provide are mission-critical to our customers’ flight operations and our OEM partners’ businesses. Furthermore, aerospace engine maintenance is highly specialized and requires significant investment over years to obtain the necessary infrastructure, tooling and skilled engineering expertise. New entrants must obtain extensive approvals and certifications from government regulators and OEMs, who award licenses and authorizations for each engine platform separately. As of December 31, 2024, we operate with OEM licenses and authorizations to perform critical maintenance and overhaul work on over 40 key engine platforms. These licenses and authorizations typically provide us with preferred access to OEM parts and technical information, OEM warranty support and use of the OEM name in marketing and create the foundation for the sharing of closely guarded intellectual property as well as market and customer insights.

The following table summarizes select key customers and platforms across our businesses:

Engine Services			Component Repair Services
	Commercial Aerospace	Military & Helicopter	Business Aviation	
Key Customers	cfm, DELTA, GE Aerospace, Pratt & Whitney (An RTX Business), Rolls-Royce, SkyWest, Southwest, UPS, UNITED	U.S. AIR FORCE, Rolls-Royce, AIRBUS HELICOPTERS, Ministry of Defence	JSSI, NETJETS, XOJET, Honeywell	American Airlines, MTU Aero Engines, Pratt & Whitney (An RTX Business), GE Aerospace, Rolls-Royce, SAFRAN
Key Platforms	LEAP-1A/B, CFM56-7B, RB211-535, CF34-3/8, PW100/150, AE3007	T56, J85, AE2100, F135, AE1107, T700	TFE731, PW300, HTF7000, Tay611, PW500	LEAP-1A/B, RB211-535, CFM56, CF6, PW4000, V2500
Key Highlights	• #1 independent aftermarket services provider on the majority of platforms served • First independent LEAP Premier MRO provider in the Americas	• #1 engine aftermarket provider on virtually all platforms served in the military and helicopter end markets • Diversified across fighter, transport and helicopter platforms	• #1 independent aftermarket services provider on the majority of platforms served • Capabilities across large, mid-size and small cabin business jet platforms	• One of the largest independent engine component repair providers globally • Significant differentiator with complementary suite of advanced capabilities and IP

As of December 31, 2024, we employed approximately 7,700 people across over 50 facilities around the globe. We believe our scaled, global footprint is well-aligned to the global nature of our OEM partners and aircraft operator customers and positions us well to win business and support growing global demand for our aerospace engine maintenance services.

The following map details our facilities and highlights the global nature of our business reach and operational footprint:

Headquarters: Scottsdale, AZ
Major Operating Locations

For the year ended December 31, 2024, we generated revenue of $5,237.2 million (reflecting a $673.9 million, or 14.8%, increase from $4,563.3 million for the year ended December 31, 2023), net income of $11.0 million (reflecting $46.1 million change from a net loss of $35.1 million for the year ended December 31, 2023) and Adjusted EBITDA of $690.5 million (reflecting a $129.4 million, or 23.0%, increase from $561.1 million for the year ended December 31, 2023). As of December 31, 2024, we had total indebtedness outstanding of $2,269.6 million, including $2,250.0 million under the New Credit Agreement.

Given the nature of engine maintenance and the structure of certain of our agreements, a significant portion of our costs of sales consists of new OEM materials that are included in the engines we service and are often passed through to end customers at minimal or no mark-up, impacting our reported margins.

Our value creation strategy includes a combination of organic growth initiatives on our existing platforms, pursuit of new platform programs, and investment in value-accretive acquisitions. For our existing business, we focus on developing new capabilities and on ways to continuously improve operational performance to enhance our competitiveness, accelerate growth and increase margins. Over the last five years, we have invested to significantly expand our engine component repair services business, which enjoys higher margins than and is synergistic with our engine services business. We have also invested to expand our capacity and competitiveness on the CFM56 platform, the largest engine platform in the world today, including establishing a new CFM56-dedicated Center of Excellence facility in Dallas, Texas, which officially opened in the second half of 2024, to service the growing demand on that platform.

Another significant pillar to our growth is the expansion into new engine platforms that create value for us and for our customers. Since 2016, we have been awarded licenses and authorizations and established capabilities on eight new platforms across our end markets. Most notably, in March 2023 we became the first independent aftermarket service provider in North America to join CFM International Inc.’s (“CFM”) authorized service network for the LEAP-1A and LEAP-1B engines through the award of a long-term CFM Branded Service Agreement (“CBSA”). The LEAP-1A and LEAP-1B engines power the Airbus A320neo family and the Boeing 737MAX series aircraft, respectively, and are expected to become by far the largest engine platform family in the world, accounting for over 35% share of the world’s installed base of engines by 2033. We are one of only a select few of such CBSA licensees in the world, which provides us with official designation by CFM as a ‘Premier MRO’ for LEAP engines and which affords us significant competitive benefits and support from CFM, as well as the ability to develop and provide additional component repair on the engines that we service and to external parties. The CBSA has the potential to be the largest award in the Company’s history, and we believe it positions us to achieve above-market growth as LEAP engines experience a significant ramp up in demand over the next decade and beyond.

Industrialization of our LEAP dedicated overhaul line at our flagship 810,000 square foot facility in San Antonio, Texas, is underway with significant progress to date. During 2024, we completed test cell correlations for both the LEAP-1A and LEAP-1B, received maintenance organization approval from the Civil Aviation Administration of China (CAAC) for LEAP maintenance, fully developed over 260 LEAP component repairs across our Component Repair Services facilities, and inducted our first LEAP engines for shop visits. Furthermore, to date we have signed agreements with 9 different LEAP operator customers, which we estimate will generate over $1 billion in total revenues for us over the life of the agreements.

Alongside this organic investment, over the past seven years we have successfully completed 11 strategic acquisitions. Our disciplined approach to evaluating and executing M&A focuses on companies that add strategic engine platforms, new capabilities and intellectual property, and reach into targeted customers and geographies where we have an opportunity to accelerate the growth and financial performance of the combined businesses. We have a proven playbook for integrating new acquisitions and achieving significant synergies, which has enabled us to acquire businesses at attractive valuations on a post-synergy basis. We operate in highly fragmented markets, which has historically provided ample acquisition opportunities to grow and enhance our platform and achieve compounding returns. On August 23, 2024, we completed the acquisition of Aero Turbine Inc. (“Aero Turbine”), a provider of engine component repair and other value-added engine aftermarket services for U.S. and international customers. Aero Turbine adds highly complementary component repair and source approval request (“SAR”) capabilities on strategic military platforms.

The Market for Engine Aftermarket Services

The global aerospace industry, spanning the commercial, military and business aviation sectors, has historically achieved growth in excess of GDP growth driven by secular tailwinds such as globalization, growing middle-class populations and wealth, increasing demand for leisure travel, growth in corporate earnings and technological advancements in aviation that make air travel more accessible.

Given this strong growth trajectory, a robust aerospace aftermarket is critical to support the global aircraft fleet. The aerospace aftermarket accounts for a significant portion of the total aerospace market and is expected to total over $280 billion in 2025. Within the aftermarket, one of the most crucial and fastest growing sub-segments is engine aftermarket services, which accounts for approximately 45% of the commercial aerospace aftermarket. The engine is one of the most expensive and critical components of an aircraft, requiring service at regular intervals to meet regulatory mandates and sustain required performance. As a result, aftermarket services for the engine require specialized expertise and advanced technology to ensure the reliability and efficiency of aerospace operations.

Engine aftermarket services include routine inspections and scheduled and unscheduled maintenance, repairs and overhauls to keep engines in optimal conditions. OEMs and regulatory bodies, including the FAA, set guidelines and regulatory requirements for engines to be considered airworthy, and engine aftermarket services tend to be highly predictable based on the utilization of an engine and the length of its time in service. Aircraft engines generally have a lifespan of 30 to 40+ years, during which they undergo multiple major maintenance events, referred to as shop visits, providing long and recurring revenue streams for aftermarket providers.

The engine services aftermarket has three types of participants: service divisions of engine OEMs, independent service providers and airline captive maintenance divisions. The main engine OEMs include GE Aerospace, CFM International, Pratt & Whitney, Rolls-Royce, Honeywell and Safran. While typically the focus of engine OEMs is to build new engines, produce spare parts for existing engines and develop next-generation platforms, OEMs also have divisions that provide service on their own engine platforms in order to support the installed base and generate technical insight into the performance of their engine models, particularly early in the platform lifecycle. Independent service providers like StandardAero are not affiliated with any one OEM or airline, are able to work on a wide range of engine platforms for many different customers and play a critical role in the ecosystem. Certain independent service providers receive authorizations to support specific engine platforms by the OEMs, who rely on them to build out a strong aftermarket network to support fleet customers. Some large commercial airlines, such as Delta, United and Lufthansa, maintain in-house service divisions that primarily focus on supporting aircraft and engine platforms flown by the affiliated airline. The majority of airlines do not have captive engine maintenance capabilities and depend upon third-party service providers for support.

Engine component repair services is a specialized and critical segment within the broader aerospace engine aftermarket. During the engine overhaul process, engines are disassembled into modules and piece parts that are then inspected. Damaged engine parts are then either replaced with new parts or repaired depending on the condition of the part and whether a repair is possible. Those repairs are either performed by the engine overhaul provider itself or outsourced to a specialized repair provider depending on the complexity of the repair and whether the overhaul provider has the necessary capability, equipment and intellectual property to perform the repair. We believe that demand for component repair services generally will grow in line with the broader engine aftermarket over the long-term. Part repairs often can be delivered more quickly than and at a significant discount to a new replacement engine part, resulting in a reduction in both cost and turnaround time for an engine overhaul and thereby creating value pricing opportunities that represent upside to market growth. The landscape of engine component repair providers is highly fragmented and includes the engine OEMs, airline captive maintenance operations and independent service providers. Often the most sophisticated and technically complex repairs are performed by the OEMs or certain independent service providers, like StandardAero, who are specifically authorized by the OEMs to perform them.

We primarily compete across three end markets within the engine aftermarket industry: commercial, military and helicopter, and business aviation.

Global commercial air traffic grew at a 5.6% CAGR over the last 40 years as well as over the 10 years ending in 2019 (prior to the COVID-19 pandemic), representing approximately twice the rate of global GDP growth over that timeframe. The global air traffic sector has demonstrated strong resiliency over the years, given that from 1978 through 2024 it only declined five times year-over-year and has never declined in consecutive years. The secular growth in air travel demand is expected to continue, driving the number of aircraft in service to increase by a 3.5% CAGR from 2023 to 2042, supported by record commercial aircraft OEM backlog levels. Additionally, a slower than expected schedule of OEM deliveries has extended the average life of the existing fleet and increased the associated requirements for maintenance services. Further, much of the maintenance that was deferred during the COVID-19 pandemic is coming due and can no longer be delayed, supporting additional growth in the aftermarket. Engine aftermarket services demand is also expected to increase materially through the remainder of the decade with a wave of upcoming shop visits, which is a function of a large number of engines delivered in the 2010s continuing to age and entering prime maintenance periods. For example, the

CFM56 engine platform, which represents the largest engine platform fleet today with approximately 23,000 engines in service as of December 31, 2024, of which approximately 45% have yet to have experienced their first heavy shop visit, is expected to see significant growth in scheduled maintenance over the next several years. Additionally, many LEAP-1A/-1B engines, which were first delivered in 2016, have only recently started coming in for their first maintenance events. The LEAP platform is poised to become the largest engine platform globally (expected to comprise approximately 30,000 engines, representing over 35% of global fleet by 2033). As these new engines are introduced into the market, they will enter predictable and recurring maintenance cycles, boosting demand for engine aftermarket services.

In the military and helicopter end market, ongoing geopolitical tensions continue to drive significant defense investment. Amid evolving security challenges, aftermarket service providers are critical to ensuring readiness of defense forces globally. Sustainment remains a priority for the U.S. Department of Defense, with mission-readiness rates of military aircraft at record low levels of approximately 55%, as of the most recent study by the U.S. Government Accountability Office. Additionally, the COVID-19 pandemic and uncertain budgetary environments caused delays to the modernization of military aircraft fleets, resulting in a globally aging military aircraft fleet that requires higher levels of maintenance and an influx of aircraft upgrades and life extension programs.

In the business aviation end market, the COVID-19 pandemic accelerated a shift to private aviation, initially triggered by health and safety concerns and limited availability of commercial flights. While demand for private air travel has grown over the past five years, aircraft manufacturing has not kept pace. As a result, fleet utilization has increased significantly, and the market has shifted from private aircraft towards charter and fractional aircraft owned by fleet operators. The surge in activity and overall demand for business aviation has driven strong backlogs and production outlooks at the business jet OEMs, which underpins an outlook for sustained long term growth of the fleet. This strong fleet growth is expected to drive a continued increase in demand for business jet engine maintenance services.

Challenges

Our business is subject to a number of risks inherent to the commercial, military and helicopter, and business aviation end markets, including, among others, supply chain delays, which have in recent years impacted the availability of parts and ultimately engine throughput across all of our end markets and can cause significant production and delivery delays to any new or expanded product or engine platforms and affect our ability to provide aftermarket support and services to our customers; decreases in budget, spending or outsourcing by our military end users; and increased costs of labor, equipment, raw materials, freight and utilities due to inflation, which we have experienced in recent years. Any number of these and other factors could impact our business, and there is no guarantee that our historical performance will be predictive of future operational and financial performance. For a description of the challenges we have faced and continue to face and the risks and limitations that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects, see “Cautionary Note Regarding Forward-Looking Statements,” “—Summary of Risk Factors,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors and Trends Affecting Our Business” included elsewhere in this prospectus or in the documents incorporated by reference herein.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors, enable us to profitably grow our leading positions in each of our end markets and drive our continued success.

Leading Independent Pure-Play Service Provider with Strategic Focus on the Aerospace Engine Aftermarket

Within the broader aerospace market, we are strategically focused on the aerospace engine aftermarket, which we believe is the largest and most attractive vertical of the aerospace aftermarket, characterized by its long tail of predictable and recurring revenue, as well as high technical complexity that affords significant competitive advantages and higher levels of profitability to scaled, capable and reputable providers. We believe that we are the largest independent, pure-play engine aftermarket services provider in the world. We provide critical aftermarket support to many of the most prolific engine platforms for fixed and rotary wing aircraft in the commercial, military and business aviation end markets. Our comprehensive suite of services includes scheduled and unscheduled engine maintenance, repair and overhaul, engine component repair, on-wing and field service support, asset management and engineering solutions. Our primary competitors include in-house service divisions of airlines, engine OEMs and other third-party service providers for most of whom engine aftermarket services is only a portion of their business, and we believe we are able to utilize our pure-play focus to guide our strategy and resources to best position our business to succeed within our attractive vertical.

Scaled Presence and World-Class Capabilities Built Through Decades of Investment

We believe our leading position in the aerospace industry is underpinned by our exceptional track record of past performance, our scaled global footprint and the extensive procedures and expertise we have developed and implemented over decades to ensure safety and reliability throughout our operations. Performing aerospace engine maintenance requires highly specialized technical expertise and is often supported by deep intellectual property and significant investment of time and resources to secure the necessary infrastructure, tooling and skilled engineering know-how. New entrants must obtain approvals and certifications from OEMs, customers and government regulators and must develop and demonstrate conformity with sophisticated production, quality and materials tracking systems. Additionally, OEM services authorizations are often difficult to obtain and require advanced technological capabilities, experience-based industry knowledge and substantial capital investment, and are typically awarded by OEMs for each engine platform separately. As of December 31, 2024, we operate over 50 facilities with 55 test cells globally, which would require substantial capital investment to replicate. We employ approximately 7,700 highly skilled employees and maintain OEM licenses and authorizations that allow us to service over 40 distinct engine platforms. Furthermore, our extensive engine component repair capabilities allow us to reduce turnaround times and costs for customers, significantly enhancing our value proposition.

Longstanding Customer Relationships with Leading, Entrenched Positions on Critical Engine Platforms

Efficient completion of maintenance and repairs in a comprehensive and timely manner is a significant focus of aircraft operators and OEMs alike. Over our 100+ year history, we have developed multi-decade relationships with hundreds of customers, which include the largest global and regional aircraft operators across the commercial, military and helicopter, and business aviation end markets. We believe these customers choose StandardAero due to our exemplary track record of safety, quality, high reliability, performance and knowledgeable technical support.

We maintain equally strong relationships with and are a trusted partner to every top aerospace engine OEM, including GE Aerospace, CFM International, Pratt & Whitney, Rolls-Royce, Honeywell and have obtained long-term OEM licenses and authorizations to provide aftermarket support for all of the engine platforms that we service. These licenses and authorizations provide us access to OEM technical data, technical support and training, and often favorable commercial terms. Once awarded, we believe we have a 100% historical success rate on the OEM licenses and authorizations we sought to retain upon their expiration.

We have leveraged our relationships, track record and scale to build market leading positions on the platforms that we service. We estimate that 80% of our Engine Services sales in 2024 were derived from our work on engine platforms where we hold #1 or #2 positions globally. Additionally, we hold exclusive or semi-exclusive licenses directly with the OEM as the only independent service provider in North America officially authorized to service a number of our platforms, including the Rolls-Royce RB211-535, AE 1107, AE 2100 and AE 3007, the Honeywell HTF7000 and the Safran Arriel, and are the first independent service provider in the Americas to hold an official CBSA license from CFM International on the LEAP-1A and LEAP-1B engines.

Our deep customer relationships underpin the long-term visibility and growth of our business model. For the year ended December 31, 2024, approximately 77% of our revenue was derived from customers with whom we have long-term agreements. Of our remaining transactional business, a significant portion stems from repeat customers. We believe our highly responsive customer and technical support, quality work, track record of consistent on-time delivery and post-overhaul product reliability have driven exceptional customer retention.

Proven Playbook to Capture and Execute New Platform Opportunities

We have a strong track record of successfully cultivating or acquiring access to new platforms, customers and geographies. Since 2016, we have been awarded OEM licenses and authorizations for eight unique engine programs and have developed approximately 2,500 new component repairs. Once awarded, we have a proven process to complete necessary industrialization and induct engines at what we believe to be industry leading efficiency. In October 2023, we received FAA Operations Specifications approval for our new LEAP engine line, six months after receiving our CBSA license and three months ahead of schedule. In 2021, after receiving a major new platform award for the J85 engine from the US Air Force (“USAF”), we rapidly stood-up a dedicated team at our San Antonio facility and correlated USAF “Gold” rated J85 test cells within 10 months of our initial contract award. We believe our commercial excellence culture coupled with our predictive analytics model will enable an approximate 25% increase in time on wing for the J85 engine and a significant increase in throughput of engines each month. This proven track record of successful operation and execution provides us significant credibility with OEMs when discussing new platforms. We remain in constant dialogue with every major OEM and continuously evaluate our pipeline for attractive new engine platform industrialization opportunities.

Resilient Business Model Highly Diversified Across Segments of the Aerospace Engine Aftermarket

We are focused on the aerospace engine aftermarket, which is highly resilient and driven by strict OEM and regulatory requirements for the inspection and maintenance of aircraft engines across their well-defined lifecycle phases. The complex and recurring nature of our engine repair work on behalf of our customers precipitates the use of long-term contracts to secure slot availability and pricing terms, which further contributes to the predictable and recurring nature of our revenue.

In addition, our business is well diversified across commercial, military and business aviation markets. We operate with OEM licenses and authorizations that allow us to service over 40 engine platforms, with the largest engine platform accounting for approximately 13.0% of our Engine Services revenue in the year ended December 31, 2024. We maintain a strong reputation with all OEMs, longstanding relationships with a large and diverse customer base and leading market positions on most platforms that we service, all of which contribute to the stability of our business model. Our business is further insulated by our flexible cost structure, which allows us to scale up and down our operations to reflect market demand. Our primary expenses are comprised of engine materials (a significant portion of which is pure passthrough with minimal mark-up) and value-added labor, both of which are variable and provide through-the-cycle margin protection. The resiliency of our well-diversified business was on full display during the COVID-19 pandemic.

Ability to Execute and Integrate Acquisitions in a Highly Fragmented Industry

We maintain a rigorous approach to M&A and actively maintain a robust pipeline of actionable opportunities. We expect our disciplined acquisition strategy and integration playbook will continue to be a key driver in growing our revenue by expanding our capabilities, engine platforms and geographic footprint. Complementing our organic growth, we have completed 11 value-enhancing acquisitions since 2017, each expanding our reach through the addition of new engine platforms, customers, capabilities, or geographies. On August 23, 2024, we acquired Aero Turbine, a provider of engine component repair and other value-added engine aftermarket services that adds highly complementary component repair and SAR capabilities and expertise on strategic military platforms.

Premier Management Team with a Track Record of Success

Our premier management team, led by Chief Executive Officer & Chairman Russell Ford, has extensive managerial, operational and financial experience. Our leadership team has a proven track record of expanding our portfolio of aeroengine aftermarket programs and capabilities, strengthening our relationships with key OEMs and customers, implementing operational initiatives to drive lower costs for our customers and increasing profitability for our stockholders. We believe our established culture of safety and continuous improvement, our track record of operational success and our clearly defined strategy for organic and inorganic-driven growth position us for significant further earnings growth.

Our Growth Strategies

Our core strategy is to continue to build on our position as the leading independent, pure-play engine aftermarket services provider for commercial, military and business aircraft with best-in-class component repair capabilities. Our continued success in driving above-market growth across each of these end markets is built upon the following strategies:

Leverage Strategic Investments to Capitalize on Market Tailwinds and Capture Share on High-Growth Platforms

We have invested significantly to expand our capacity and build out our core engine maintenance capabilities. We believe this investment will enable us not only to meet the robust demand growth expected in the aerospace engine aftermarket but also to capture share on the engine platforms that we serve, particularly the CFM56-7B and the LEAP-1A/-1B. The CFM56 is the most prolific engine platform in the world today, with approximately 23,000 engines in service powering all Boeing 737NG and approximately 60% of Airbus A320ceo family of aircraft. We have invested over $100 million since 2022 to expand our capabilities and more than double our shop visit capacity on the CFM56-7B engine through a new greenfield CFM56 Center of Excellence in Dallas, Texas. These investments have positioned us to capture significant share on the CFM56 platform as maintenance events visits are expected to significantly ramp up in 2025 and beyond. We are currently investing over $100 million to position ourselves as a leader on the growing LEAP-1A/-1B platform which is expected to overtake the CFM56 as the world’s most widely fielded engine platform over the next decade and account for over 35% the global installed base by 2033. We believe we are advantageously positioned to capture outsized share on this high-growth platform as the first independent CBSA license holder in the Americas. In addition, in 2024 we signed an agreement that expands our license and relationship with GE Aerospace on the CF34 engine, the largest regional jet engine platform in the world, and announced the expansion of our facility in Augusta, Georgia, to enhance our capability and capacity to serve business aviation customers.

We have also invested over $500 million since 2017 to scale our Component Repair Services business into one of the largest independent engine component repair businesses worldwide, developing approximately 2,000 new repairs and significantly expanding our capability offering organically and through targeted acquisitions. We plan to continue leveraging our component repair expertise to strengthen the value proposition of our Engine Services business by reducing costs and improving turnaround times while also growing third-party repair sales which are highly accretive to our overall enterprise. We believe we are in the early innings of realizing the growth potential of these recent strategic investments.

Execute on Identified Performance Excellence Initiatives

Continuous improvement is fundamental to our business model and our corporate culture. We frequently review opportunities to deliver our quality repair services at a lower total cost to our customers, improve our shop visit turnaround times and drive increased profitability. We have identified opportunities to advance these goals through increased insourcing of our external repair spend, a systematic and formalized adoption of value-based pricing, increased utilization of Used Serviceable Material (“USM”) and other strategic sourcing initiatives. We expect these performance enhancement initiatives and similar actions will continue to drive improved profitability and outcomes for our customers.

Capitalize on OEM Relationships to Win New Engine Programs

We believe there is large and growing demand for the engine aftermarket and engine component repair services we provide. This growth will enable us to leverage our reputation as a trusted partner and independent industry leader to enter into new authorizations with OEMs on future engine programs. We engage regularly in dialogue with OEMs and evaluate each licensing opportunity in a disciplined and differentiated manner. Our approach is focused on ensuring high conviction of generating an attractive return on our investment with a structured new platform introduction process to mitigate execution risk. Since 2016, we have been awarded licenses and authorizations for eight engine programs. We intend to continue to leverage our premier reputation and credibility with OEMs to continue to grow the number of engine platforms that we service, further diversifying our sources of revenue and profitability.

Drive Additional Value Creation Through M&A

M&A is a core tenant of our value creation playbook. We maintain a robust pipeline of M&A opportunities, evaluate dozens of potential acquisitions each year and have completed 11 highly complementary acquisitions since 2017. Through these acquisitions, we have successfully added new platforms, customers, capabilities and intellectual property and have expanded our geographic footprint. We have a systematic integration process that we employ to support our track record of successful integration, seamless onboarding of new facilities, customers and engine programs and realization of significant synergies with our existing business. We believe our markets are highly fragmented with many attractive opportunities for continued acquisitions. We also believe that our market presence, scale and expertise in establishing and executing engine aftermarket services makes us an attractive joint venture partner, particularly in emerging markets which require capital and expertise to capitalize on significant growth opportunities. We intend to continue to pursue growth via M&A, evaluating each opportunity within our existing strategic framework, with focus on long-term equity value appreciation.

Recent Developments

Initial Public Offering

On October 2, 2024, we completed the IPO. The IPO included 69,000,000 registered shares of common stock, of which, the Company issued and sold 53,250,000 shares of common stock and the selling existing stockholders sold 15,750,000 shares of common stock, including 9,000,000 shares of common stock issued pursuant to the full exercise of the underwriters’ option to purchase additional shares from the selling stockholders. The shares of common stock sold in the IPO were registered under the Securities Act pursuant to the IPO Registration Statement, which was declared effective by the SEC on October 1, 2024. The IPO generated net proceeds from the primary issuance of shares of $1,202.8 million after deducting underwriting discounts and commissions of approximately $67.1 million and offering expenses of approximately $8.1 million.

We used our net proceeds from the IPO to: (i) redeem the Senior Notes outstanding, at a redemption price equal to 100% of the aggregate principal amount thereto; and (ii) prepay approximately $523.7 million aggregate principal amount of the Prior 2024 Term Loan B-1 Facility and approximately $201.9 million aggregate principal amount of the Prior 2024 Term Loan B-2 Facility.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors” included elsewhere in this prospectus and in our Annual Report, including the following risks, before investing in our common stock:

•	risks related to conditions that affect the commercial and business aviation industries;

•	decreases in budget, spending or outsourcing by our military end-users;

•	risks from any supply chain disruptions or loss of key suppliers;

•	increased costs of labor, equipment, raw materials, freight and utilities due to inflation;

•	future outbreaks and infectious diseases;

•	risks related to competition in the market in which we participate;

•	loss of an OEM authorization or license;

•	risks related to a significant portion of our revenue being derived from a small number of customers;

•	our ability to remediate effectively the material weaknesses identified in our internal control over financial reporting;

•	our ability to respond to changes in GAAP;

•	our or our third-party partners’ failure to protect confidential information;

•	data security incidents or disruptions to our IT systems and capabilities;

•	our ability to comply with laws relating to the handling of information about individuals;

•	changes to United States tariff and import/export regulations;

•	failure to maintain our regulatory approvals;

•	risks relating to our operations outside of North America;

•	failure to comply with government procurement laws and regulations;

•	any work stoppage, hiring, retention or succession issues with our senior management team and employees;

•	any strains on our resources due to the requirements of being a public company;

•	risks related to our substantial indebtedness;

•	risks related to this offering and ownership of our common stock, including the fact that, after completion of this offering, we are expected to continue to be a “controlled company”; and

•	other factors set forth under “Risk Factors” elsewhere in this prospectus and in our Annual Report.

Our Principal Stockholders

Our principal stockholders are certain investment funds affiliated with Carlyle and GIC. Founded in 1987, Carlyle is a global investment firm with deep industry expertise that deploys private capital across its business across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $441 billion of assets under management as of December 31, 2024, Carlyle’s teams invest across a range of strategies that leverage its deep industry expertise, local insights and global resources to deliver attractive returns throughout an investment cycle. Carlyle employs more than 2,300 people in 29 offices across four continents.

Carlyle is a leading private equity investor in the aerospace, defense and government services sectors, having completed approximately 46 transactions representing approximately $12.3 billion in equity invested since inception.

GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including equities, fixed income, private equity, real estate and infrastructure. In private equity, GIC invests through funds as well as directly in companies, partnering with its fund managers and management teams to help world class businesses achieve their objectives. GIC has investments in over 40 countries and has been investing in emerging markets for more than two decades. Headquartered in Singapore, GIC employs over 2,300 people across 11 offices in key financial cities worldwide.

Following the consummation of this offering, Carlyle will continue to control a majority of the voting power of our outstanding common stock. Accordingly, Carlyle will continue to control us and will have, among other things, the ability to approve or disapprove substantially all transactions and other matters requiring approval by stockholders, including the election of directors. You should consider that the interests of Carlyle may differ from your interests in material respects, and they may vote in a way with which you disagree and that may be adverse to your interests. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock” for more information.

Our Corporate Information

StandardAero, Inc. is a Delaware corporation incorporated on September 5, 2018. Our principal executive office is located at 6710 North Scottsdale Road, Suite 250, Scottsdale, AZ 85253, our phone number is + 1 (480) 377-3100 and our website is www.standardaero.com. We have included our website address in this prospectus as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	36,000,000 shares.

Selling stockholders	The selling stockholders identified in “Principal and Selling Stockholders.”

Common stock to be outstanding after this offering	334,461,630 shares.

Option to purchase additional shares from the selling stockholders	The underwriters have been granted an option to purchase up to an aggregate of 5,400,000 additional shares of common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders, including any common stock sold pursuant to any exercise by the underwriters of their option to purchase additional shares. See “Use of Proceeds.”

Conflicts of interest	Affiliates of Carlyle beneficially own in excess of 10% of our issued and outstanding common stock and certain Carlyle affiliated funds will receive 5% or more of the net proceeds of the offering as selling stockholder. Because TCG Capital Markets L.L.C., an affiliate of Carlyle, is an underwriter, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as TCG Capital Markets L.L.C. is not primarily responsible for managing this offering. TCG Capital Markets L.L.C. will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder. See “Underwriting (Conflicts of Interest).”

Stock exchange symbol	“SARO”

Controlled company	Following this offering, we will continue to be a “controlled company” within the meaning of the corporate governance rules of the NYSE. After the consummation of this offering, Carlyle will continue to control us and have, among other things, the ability to approve or disapprove substantially all transactions and other matters requiring approval by stockholders, including the election of directors.

Dividend policy	We currently do not intend to declare any dividends on our shares of common stock in the foreseeable future. Our ability to pay dividends on our shares may be limited by the covenants contained in the agreements governing our outstanding indebtedness and applicable law. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus and the risk factors in our Annual Report, incorporated by reference herein, for a discussion of factors you should carefully consider before investing in our common stock.

The number of shares of common stock outstanding excludes:

•	19,424,158 shares of common stock that are available for future issuance under the 2024 Incentive Award Plan (the “2024 Plan”);

•	6,554,233 shares of common stock that are available for future issuance under the 2024 employee stock purchase plan (the “ESPP”); and

•	463,194 shares of common stock issuable upon the exercise of options outstanding under the Prior Plan as of December 31, 2024 with a weighted average exercise price of $10.51 per share.

The exercise of the option granted to the underwriters to purchase additional shares of common stock from the selling stockholders will not impact the number of shares of common stock that will be outstanding after this offering.

The number of shares of common stock outstanding includes the 6,036,550 unvested restricted shares of common stock issued in connection with the Restructuring Transactions in exchange for unvested Class A-2 Units and Class B Units that were outstanding under the Dynasty Parent Holdings, L.P. and StandardAero, Inc. 2019 Long-Term Incentive Plan (the “Prior Plan”) as of December 31, 2024.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our summary historical consolidated financial information as of December 31, 2024 and 2023, and for the fiscal years ended December 31, 2024, 2023 and 2022.

The summary historical consolidated statements of operations data and summary historical consolidated statements of cash flow data presented below for the years ended December 31, 2024, 2023 and 2022 and the consolidated balance sheet data as of December 31, 2024 and 2023 have been derived from, and should be read together with, our audited consolidated historical financial statements and the accompanying notes incorporated by reference herein.

This information is a summary only and should be read in conjunction with the sections herein entitled “Risk Factors,” and “Capitalization” as well as our Annual Report, including the sections therein entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated historical financial statements and the accompanying notes incorporated by reference herein.

Our historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,
	2024	2023	2022
(in millions, except share and per share data)
Consolidated statements of operations data:
Revenue	$5,237.2	$4,563.3	$4,150.5
Cost of revenue	4,483.0	3,928.0	3,604.8
Selling, general and administrative expenses	254.1	202.8	188.1
Amortization of intangible assets	95.4	93.7	93.7
Acquisition costs	1.4	1.5	1.3

Operating income	403.3	337.3	262.6
Interest expense	282.5	309.6	243.0
Refinancing costs	23.7	19.9	—
Loss on debt extinguishment	15.3	6.2	—
Other income	—	(3.5)	(2.4)

Income (loss) before income taxes	81.8	5.1	22.0
Income tax expense	70.8	40.2	43.0

Net income (loss)	$11.0	$(35.1)	$(21.0)

Per share data:
Earnings (Loss) per share
Basic	$0.04	$(0.13)	$(0.08)
Diluted	$0.04	$(0.13)	$(0.08)
Weighted-average common shares outstanding
Basic	288,415	275,175	275,175
Diluted	289,799	275,175	275,175

	As of December 31,
	2024	2023
	(in millions)
Consolidated balance sheet data:
Cash	$102.6	$58.0
Total assets	6,213.6	5,759.4
Total liabilities	3,840.2	4,612.7
Debt, including current portion (1)	2,231.4	3,198.8
Total stockholders’ equity	2,373.4	1,146.7

(1)

Includes unamortized discounts of $22.5 million and $26.9 million as of December 31, 2024 and 2023, respectively, and unamortized deferred finance charges of $15.7 million and $33.6 million as of December 31, 2024 and 2023, respectively.

	Year Ended December 31,
	2024	2023	2022
		(in millions)
Consolidated statements of cash flows data:
Net cash provided by operating activities	$76.3	$67.9	$27.3
Net cash used in investing activities	(235.5)	(112.9)	(60.8)
Net cash provided by (used in) financing activities	203.8	(14.7)	(25.8)
Effect of exchange rate changes on cash	—	(2.4)	(3.8)

Net increase (decrease) in cash	44.6	(62.1)	(63.1)
Cash at beginning of period	58.0	120.1	183.2

Cash at end of period	$102.6	$58.0	$120.1

	Year Ended December 31,
	2024	2023	2022
	(in millions, except percentages)
Other data: (1)
Engine Services Segment Adjusted EBITDA (2)	$610.9	$519.1	$447.7
Component Repair Services Segment Adjusted EBITDA (2)	$154.7	$125.3	$96.7
Adjusted EBITDA (3)(5)	$690.5	$561.1	$475.4
Net income (loss) margin	0.2%	(0.8)%	(0.5)%
Adjusted EBITDA Margin (4)(5)	13.2%	12.3%	11.5%

(1)

In addition to our operating results calculated in accordance with GAAP, we use, and plan to continue using certain non-GAAP financial measures when monitoring and evaluating operating performance, including all of the measures presented in this table. The non-GAAP financial measures presented in this prospectus are supplemental measures of our performance that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that presenting these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, are important supplemental measures that exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results and the overall health of our company.

(2)

Segment Adjusted EBITDA is the Company’s segment measure of profit or loss as defined by ASC 280. Segment Adjusted EBITDA for each respective segment does not include unallocated corporate costs. For additional information regarding Segment Adjusted EBITDA, see Note 24 “Segment information” to our audited consolidated financial statements, included in our Annual Report incorporated by reference herein.

(3)

We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, further adjusted for certain non-cash items that we may record each period, as well as non-recurring items such as acquisition costs, integration and severance costs, refinance fees, business transformation costs and other discrete expenses, when applicable. We believe that Adjusted EBITDA is an important metric for management and investors as it removes the impact of items that we do not believe are indicative of our core operating results or the overall health of our company and allows for consistent comparison of our operating results over time and relative to our peers.
(4)

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is an important metric for management and investors as it removes the impact of items that we do not believe are indicative of our core operating results or the overall health of our company and allows for consistent comparison of our operating results over time and relative to our peers.

(5)	The following table presents a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin:

	Year Ended December 31,
	2024	2023	2022
	(in millions, except percentages)
Net income (loss)	$11.0	$(35.1)	$(21.0)
Income tax expense	70.8	40.2	43.0
Depreciation and amortization	188.1	197.1	195.2
Interest expense	282.5	309.6	243.0
Business transformation costs (LEAP and CFM) (a)	43.2	11.4	—
IPO-related costs	26.9	—	—
Refinancing costs	23.7	19.9	—
Loss on debt extinguishment	15.3	6.2	—
Stock compensation (b)	17.4	—	—
Integration costs and severance (c)	2.8	1.4	4.7
Acquisition costs (d)	1.4	1.5	1.3
Other (e)	7.4	8.9	9.2

Adjusted EBITDA	$690.5	$561.1	$475.4

Revenue	$5,237.2	$4,563.3	$4,150.5
Net income (loss) margin	0.2%	(0.8)%	(0.5)%
Adjusted EBITDA Margin	13.2%	12.3%	11.5%

(a)	Represents new product industrialization costs with the business transformation of the LEAP 1A/1B engine line in San Antonio, Texas and the expansion of our CFM56 capabilities into Dallas, Texas.
(b)

Represents non-cash stock compensation expense associated with awards issued under 2019 Long-Term Incentive Plan in connection with Carlyle’s ownership. Because those awards do not vest until a liquidity event, the Company did not begin recognizing any associated stock compensation expense until the IPO on October 2, 2024, when a liquidity event became probable. See Note 19, “Stock Based Compensation” to our consolidated financial statements included in our Annual Report incorporated by reference herein for additional details.

(c)

Represents integration costs incurred, including any facility or platform consolidation associated with the integration of an acquisition that does not meet capitalization criteria and severance related to reduction in workforce or acquisitions. Examples of integration costs may include lease breakage or run-off fees, consulting costs, demolition costs or training costs.

(d)	Represents transaction costs incurred in connection with planned and completed acquisitions, including legal and professional fees, debt arrangement fees and other third-party costs.
(e)

Represents other non-recurring costs including quarterly management fees payable to Carlyle Investment Management L.L.C. and Beamer Investment Inc. under consulting services agreements, representation and warranty insurance costs associated with acquisitions, and other non-comparable events to measure operating performance as these events arise outside of our ordinary course of continuing operations. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Consulting Services Agreements” for descriptions of the consulting services agreements with Carlyle Investment Management L.L.C. and Beamer Investment Inc.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in or incorporated by reference in this prospectus, including our audited consolidated historical financial statements and the related notes included in our Annual Report before deciding whether to purchase shares of our common stock. The occurrence of any of the events or developments described below or in our Annual Report could adversely affect our business, results of operations, financial condition and prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, results of operations, financial condition and prospects. The risks discussed below and in our Annual Report also contain forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus and in our Annual Report.

Risks Related to this Offering and Ownership of Our Common Stock

Our share price may change significantly following this offering, and you may not be able to resell our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock has experienced volatility and is likely to be volatile in the future. The stock market has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your common stock at or above the offering price due to a number of factors such as those listed in other portions of this “Risk Factors” section and in the “Risk Factors” section of our Annual Report incorporated by reference herein and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance and growth, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in the perception of our brand or industry;

•	declines in the market prices of stocks generally;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions;

•	additions or departures of key management personnel;

•	future sales of our common stock or other securities by us or our stockholders, or the perception of such future sales;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the sustainability of an active trading market for our common stock;

•	changes in accounting principles; and

•	other events or factors, including those resulting from natural disasters, pandemics, epidemics, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock are low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We are controlled by Carlyle, whose interests in our business may be different than yours.

Following this offering, Carlyle will own approximately 54.1% of our common stock (or 52.7% if the underwriters exercise their option to purchase additional shares from the selling stockholders in full). Pursuant to the Stockholders Agreement, Carlyle has the right to designate eight of our nine directors and will continue to have the right to designate a majority of our directors until it owns less than 25% of our outstanding shares of common stock. See “Certain Relationships and Related Party Transactions.” As a result, Carlyle or its nominees to the board of directors has the ability to control the appointment of our management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions and influence amendments to our certificate of incorporation. So long as Carlyle continues to own a majority of our common stock, they will have the ability to control the vote in any election of directors and will have the ability to prevent any transaction that requires stockholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of Carlyle may differ from or conflict with the interests of our other stockholders. Moreover, this concentration of stock ownership may also adversely affect the trading price for our common stock to the extent investors perceive disadvantages in owning stock of a company with a controlling stockholder. In addition, since Carlyle will continue to own approximately 54.1% of our common stock (or 52.7% if the underwriters exercise their option to purchase additional shares from the selling stockholders in full) following this offering, the price of our common stock may be volatile due to a smaller public float.

We have historically paid Carlyle an annual fee for certain advisory and consulting services pursuant to a consulting services agreement. In connection with the IPO, the consulting services agreement was amended and restated and is in full force and effect until the earlier of the second anniversary of the consummation of the IPO and the date on which Carlyle Investment Management L.L.C. and its affiliates collectively and beneficially own, directly or indirectly, less than 10% of our outstanding common stock. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Consulting Services Agreements” for a description of the consulting services agreement. In addition, Carlyle is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. Carlyle may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

After completion of this offering, Carlyle will continue to own a majority of our common stock. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE and the rules of the SEC. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of the NYSE;

•

the requirement that we have a compensation committee that is composed entirely of directors who meet the NYSE independence standards for compensation committee members and that we adopt with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We may rely on some or all of these exemptions for so long as we remain a “controlled company.” As a result, in the future, our board of directors and those committees may have more directors who do not meet the NYSE’s independence standards than they would if those standards were to apply. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Future sales, or the perception of future sales, by us or our stockholders could cause the market price for our common stock to decline.

The sale of our common stock , or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have a total of 334,461,630 shares of common stock outstanding. Of these outstanding shares, the 36,000,000 shares sold in this offering (or 41,400,000 shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholders in full) will be, and the 69,000,000 shares sold in the IPO are, freely tradable without restriction or further registration under the Securities Act, except for any shares common stock held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including certain of our directors, executive officers and other affiliates (including Carlyle), which may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.” Generally, the balance of our outstanding shares of common stock not held by the public are “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

In connection with this offering, we expect that the selling stockholders will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of certain representatives of the underwriters. See “Shares Eligible for Future Resale—Lock-up Agreements” and “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

In connection with this offering, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters in the IPO, have agreed to release the restrictions under the lock-up agreements that were executed in connection with the IPO with respect to the shares to be sold by the selling stockholders in this offering.

Upon the expiration of the contractual lock-up agreements pertaining to this offering, the shares subject to such lock-up agreements will be eligible for sale in the public market, all of which shares are held by our directors, executive officers and existing investors and will be subject to volume, manner of sale and other limitations under Rule 144. Following completion of this offering, common stock covered by registration rights would represent approximately 67.6% of our outstanding shares of common stock (or 66.0%, if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholders in full). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, our shares of common stock reserved for future issuance under the Prior Plan, the 2024 Plan and the ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you and the securities issued may have rights that are senior to our common stock.

Our ability to raise capital in the future may be limited.

We have historically funded our operations since our founding primarily through debt financings and cash generated from our operations. We intend to continue to make investments to support our growth and may require additional funds for such development, and additionally, our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements or invest in future growth opportunities. In particular, macroeconomic factors, including interest rate increases and bank failures have caused disruption in the credit and financial markets in the United States and worldwide, which may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to develop our offerings, support our business growth, and respond to business challenges could be significantly impaired, and our business may be adversely affected.

If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and any debt financing we secure may have higher interest rates and could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our industry, or if there is any fluctuation in our credit rating, the price of our common stock and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business or industry. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our common stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business or industry, the price of our common stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price of our common stock or trading volume to decline.

Additionally, any fluctuation in the credit rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return, may adversely affect the trading price of shares of our common stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•

allowing the total number of directors to be determined exclusively (subject to the rights of holders of any series of preferred stock to elect additional directors) by resolution of our board of directors, except that for so long as Carlyle has the right to designate at least one director to the board of directors pursuant to the Stockholders Agreement, the prior written consent of Carlyle is required in order to increase the number of directors to a number exceeding nine;

•

granting to our board of directors the sole power (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the Stockholders Agreement) to fill any vacancy on the board of directors, except that (i) for so long as Carlyle beneficially owns at least 40% of the voting power of our common stock, any vacancies on the board of directors may also be filled by the stockholders and (ii) for so long as the Stockholders Agreement remains in effect, Carlyle will have the right to fill any vacancy resulting from the death, removal or resignation of a director designated by Carlyle as long as Carlyle continues to have the right to designate such director position;

•	limiting the ability of stockholders to remove directors without cause;

•	authorizing the issuance of “blank check” preferred stock by our board of directors, without further stockholder approval, to thwart a takeover attempt;

•

prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders) if Carlyle ceases to beneficially own at least 40% of the voting power of our common stock;

•

eliminating the ability of stockholders to call a special meeting of stockholders, except that a special meeting of stockholders may be called by the board of directors or the chairperson of the board of directors at the request of Carlyle for so long as Carlyle beneficially owns at least 40% of the voting power of our common stock;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual stockholder meetings; and

•

requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or amended and restated bylaws if Carlyle ceases to beneficially own at least 40% of the voting power of our common stock.

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person, individually or together with any other interested stockholder, who owns or within the last three years has owned 15% of our voting stock, unless the business combination is approved in a prescribed manner. We have elected to opt out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains a provision that is of similar effect, except that it will exempt from its scope Carlyle, and any of its direct or indirect transferees and any group as to which such persons or entities are a party, as described under “Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law—Business Combinations.”

In addition, Carlyle has the right to designate eight of our nine directors and will continue to have the right to designate a majority of our directors until it owns less than 25% of our outstanding shares of common stock.

These provisions could discourage, delay or prevent a transaction involving a change in control of the Company. They could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof. The powers, preferences, and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Carlyle, the GIC Investor or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Carlyle, the GIC Investor or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. For example, a director of our company who also serves as an officer, director, employee, agent, stockholder, member, partner or affiliate of Carlyle or its affiliates, or any of their respective portfolio companies or affiliated funds may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Carlyle or the GIC Investor to itself or its affiliates or its respective portfolio companies or affiliated funds instead of to us.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, because we are a holding company, our ability to pay dividends on our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the covenants of the New Credit Agreement, and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in the Company may be if the market price of our common stock appreciates and you sell your common stock at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the Court of Chancery of the State of Delaware or federal district courts of the United States are sole and exclusive forum for certain types of lawsuit, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us, our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine will have to be brought only in the Court of Chancery of the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction). Our amended and restated certificate of incorporation and amended and restated bylaws also require that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. These provisions do not apply to any suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction, subject to applicable law.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers, other employees, agents, or stockholders, which may discourage such claims against us or any of our current or former directors, officers, other employees, agents, or stockholders and result in increased costs for investors to bring such a claim. We believe these provisions may benefit us by providing increased consistency in the application of the DGCL and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums, and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation or our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, results of operations, financial condition and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would” and/or the negative of these terms, or other comparable terminology intended to identify statements about the future. They appear in a number of places throughout this prospectus and in our Annual Report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and other information that is not historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and in our Annual Report , we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. Factors that could cause actual results to differ materially from those forward-looking statements included in this prospectus or our Annual Report include, among others:

•	risks related to conditions that affect the commercial and business aviation industries;

•	decreases in budget, spending or outsourcing by our military end-users;

•	risks from any supply chain disruptions or loss of key suppliers;

•	increased costs of labor, equipment, raw materials, freight and utilities due to inflation;

•	future outbreaks and infectious diseases;

•	risks related to competition in the market in which we participate;

•	loss of an OEM authorization or license;

•	risks related to a significant portion of our revenue being derived from a small number of customers;

•	our ability to remediate effectively the material weaknesses identified in our internal control over financial reporting;

•	our ability to respond to changes in GAAP;

•	our or our third-party partners’ failure to protect confidential information;

•	data security incidents or disruptions to our IT systems and capabilities;

•	our ability to comply with laws relating to the handling of information about individuals;

•	changes to United States tariff and import/export regulations;

•	failure to maintain our regulatory approvals;

•	risks relating to our operations outside of North America;

•	failure to comply with government procurement laws and regulations;

•	any work stoppage, hiring, retention or succession issues with our senior management team and employees;

•	any strains on our resources due to the requirements of being a public company;

•	risks related to our substantial indebtedness;

•	risks related to this offering and ownership of our common stock, including the fact that, after completion of this offering, we are expected to continue to be a “controlled company”; and

•	other factors set forth under “Risk Factors” elsewhere in this prospectus and in our Annual Report.

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and in our Annual Report will prove to be accurate. You should understand that it is not possible to predict or identify all such factors. These cautionary statements should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus and our Annual Report, including those under the heading “Risk Factors.” We operate in a competitive and rapidly changing environment. New factors emerge from time to time, and it is not possible to predict the impact of all of these factors on our business, financial condition or results of operations.

Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives, plans or cost savings in any specified time frame or at all. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus and our Annual Report, those results or developments may not be indicative of results or developments in subsequent periods. We caution you not to place undue reliance on these forward-looking statements. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock included in the section entitled “Principal and Selling Stockholders” to resell such shares. The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock in this offering. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders or if the underwriters exercise their option to purchase additional shares. The selling stockholders will bear the underwriting discount attributable to their sale of our common stock, and we will bear the remaining expenses.

DIVIDEND POLICY

We do not currently expect to pay any cash dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant. Upon completion of the offering, we will continue to be controlled by Carlyle, who will have the ability to nominate a majority of the members of our board of directors and therefore control the payment of dividends. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We are controlled by Carlyle, whose interests in our business may be different than yours.”

In addition, our business is conducted through our subsidiaries. Dividends, distributions and other payments from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders is dependent on the earnings and distributions of funds from our subsidiaries. The covenants in the New Credit Agreement significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” included in our Annual Report, incorporated by reference herein, and “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates” included elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth as of December 31, 2024, our cash and cash equivalents and consolidated capitalization. The information in this table should be read in conjunction with the information presented under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated historical financial statements and the accompanying notes included in our Annual Report, incorporated by reference herein.

As of December 31, 2024
(in millions, except share and per share data)
Cash and cash equivalents	$102.6

Total debt (including current maturities):
New Senior Secured Credit Facilities (1):
New 2024 Term Loan B-1 Facility	1,630.0
New 2024 Term Loan B-2 Facility	620.0
New 2024 Revolving Credit Facility	—
Other Debt (2)	19.6
Total debt (including current portion) (3)	2,269.6
Stockholders’ equity (4):
Common stock, $0.01 par value per share, 3,500,000,000 shares authorized, 334,461,630 shares issued and outstanding	3.3
Additional paid—in capital	3,944.8
Accumulated deficit	(1,563.3)
Accumulated other comprehensive loss	(11.4)

Total stockholders’ equity	2,373.4

Total capitalization	$4,643.0

(1)

As of December 31, 2024 the New Senior Secured Credit Facilities consisted of: (i) the New 2024 Term Loan B-1 Facility in an aggregate principal amount of $1,630.0 million, (ii) the New 2024 Term Loan B-2 Facility in an aggregate principal amount of $620.0 million, and (iii) the New 2024 Revolving Credit Facility in an aggregate principal amount of up to $750.0 million (of which up to $150.0 million is available for the issuance of letters of credit).

(2)	Other debt as of December 31, 2024 basis consists of $18.4 million in finance leases and a $1.2 million government loan for technology innovation tied to our Langley, Canada airframe facility.
(3)	Excludes unamortized discounts of $22.5 million and unamortized deferred finance charges of $15.7 million.
(4)	Our amended and restated certificate of incorporation authorizes a total of 100,000,000 shares of preferred stock. No shares of preferred stock have been issued or are currently outstanding.

The number of shares of common stock outstanding excludes:

•	19,424,158 shares of common stock that are available for future issuance under the 2024 Plan;

•	6,554,233 shares of common stock that are available for future issuance under the ESPP; and

•	463,194 shares of common stock issuable upon the exercise of options outstanding under the Prior Plan as of December 31, 2024 with a weighted average exercise price of $10.51 per share.

The number of shares of common stock outstanding includes the 6,036,550 unvested restricted shares of common stock issued in connection with the Restructuring Transactions in exchange for unvested Class A-2 Units and Class B Units that were outstanding under the Prior Plan as of December 31, 2024.

MANAGEMENT

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of nine directors.

Mr. Ford is the executive chairperson of our board of directors. As Mr. Ford is not an “independent director,” our board of directors appointed Mr. McElhinney to serve as our lead independent director. The lead independent director’s responsibilities include, but are not limited to: presiding over all meetings of the board of directors at which the chairperson of the board of directors is not present, including any executive sessions of the independent directors; calling meetings or separate sessions of the independent directors; approving meeting schedules for the board of directors and agendas; approving information sent to the board of directors; acting as the liaison between the independent directors and the Chief Executive Officer and chairperson of the board; and when appropriate, meeting or otherwise communicating with our major stockholders or other constituencies. Our corporate governance guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Pursuant to the Stockholders Agreement described under “Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement,” Carlyle has the right to designate eight of the nine directors on our board of directors. The number of directors that Carlyle is entitled to designate is subject to maintaining certain ownership thresholds. If Carlyle loses its right to designate any directors pursuant to the terms of the Stockholders Agreement, these positions will be filled by our stockholders in accordance with our amended and restated certificate of incorporation. See “Description of Capital Stock” for more information regarding our amended and restated certificate of incorporation.

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among three classes as follows:

•	the Class I directors are Messrs. Ford and Clare and Ms. Newman, and their terms will expire at the first annual meeting of stockholders in 2025;

•	the Class II directors are Messrs. Brandely and Weingartner and Ms. Masiello, and their terms will expire at the second annual meeting of stockholders in 2026; and

•	the Class III directors are Messrs. Fujiyama, McElhinney and Kerr, and their terms will expire at the third annual meeting of stockholders in 2027.

This classification of our board of directors may have the effect of delaying or preventing changes in control of the Company.

Pursuant to the terms of the Stockholders Agreement, directors nominated by Carlyle may only be removed at the request of Carlyle in accordance with the bylaws of the Company then in effect. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of the holders of at least a majority of our common stock.

Director Independence and Controlled Company Exception

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our board of directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our common stock, by itself, does not constitute a material relationship.

Our board of directors has affirmatively determined that each of our directors other than Mr. Ford qualifies as “independent” in accordance with the NYSE rules. In making its independence determinations, our board of directors considered and reviewed all information known to it (including information identified through directors’ questionnaires).

After the completion of this offering, Carlyle will continue to beneficially own more than 50% of our common stock and voting power. As a result, we will continue to be a “controlled company” within the meaning of the NYSE corporate governance standards. As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements:

•	that a majority of our board of directors consist of independent directors;

•

that our board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

We do not currently and do not intend to rely on the exemptions listed above, however we may elect to rely on certain of these exemptions in the future and for so long as we remain a “controlled company.” As a result, in the future our board of directors and those committees may have more directors who do not meet the NYSE’s independence standards than they would if those standards were to apply. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a “controlled company” and our common stock continues to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Once appointed, directors serve until their term expires, they resign or they are removed by the stockholders.

Committees of the Board of Directors

Our board of directors has the following committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee. From time to time, our board of directors may also establish any other committees that it deems necessary or desirable.

Our chief executive officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities given the controlling interests held by Carlyle.

Audit Committee. We have an audit committee consisting of Mr. Brandely, as chair, and Mr. Clare and Ms. Masiello. Rule 10A-3 of the Exchange Act requires us to have an audit committee composed entirely of independent directors within one year of the effective date of the registration statement from the IPO.

Our board of directors has determined that each of Messrs. Brandely and Clare qualifies as an “audit committee financial expert” within the meaning of regulations adopted by the SEC. The audit committee appoints and reviews the qualifications and independence of our independent registered public accounting firm, prepares compensation committee reports to be included in proxy statements filed under SEC rules and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, the quality and integrity of our financial statements and investigations into matters related to audit functions. The audit committee is also responsible for overseeing risk management on behalf of our board of directors. See “—Risk Oversight.” Our board of directors has adopted a written charter for the audit committee, which is available on our website.

Compensation Committee. We have a compensation committee consisting of Mr. Brandely, as chair, and Messrs. McElhinney and Weingartner. The principal responsibilities of the compensation committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements, prepare compensation committee reports to be included in proxy statements filed under SEC rules and authorize the Company to enter into employment and other employee-related agreements. Our board of directors has adopted a written charter for the compensation committee, which is available on our website.

Nominating and Corporate Governance Committee. We have a nominating and corporate governance committee consisting of Mr. Fujiyama, as chair, and Mr. Clare and Ms. Newman. The nominating and corporate governance committee assists our board of directors in identifying individuals qualified to become board members, consistent with criteria approved by our board of directors and in accordance with the terms of the Stockholders Agreement, makes recommendations for nominees for committees, oversees the evaluation of the board of directors and management and develops, recommends to the board of directors and reviews our corporate governance principles. Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website.

Executive Committee. We have an executive committee consisting of Mr. Ford, as chair, and Messrs. Fujiyama and Brandely. The executive committee is responsible for exercising the powers of our board of directors between regularly scheduled meetings, including acting upon recommendations of other committees of the board of directors. The executive committee is authorized with all the powers of our board of directors except for certain specifically enumerated powers.

Risk Oversight

Our board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight primarily through the audit committee. To that end, our audit committee meets quarterly with our Chief Financial Officer and our independent auditors where it receives regular updates regarding our management’s assessment of risk exposures including liquidity, credit and operational risks and the process in place to monitor such risks and review results of operations, financial reporting and assessments of internal controls over financial reporting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees that addresses legal and ethical issues that may be encountered in carrying out their duties and responsibilities, including the requirement to report any conduct they believe to be a violation of the code of business conduct and ethics. Our code of business conduct and ethics is available on our website at www.standardaero.com under Investor Relations. The information available on or through our website is not part of this prospectus. If we ever were to amend or waive any provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our internet website set forth above rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our compensation committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) and of any other company. In connection with the IPO, we entered into certain indemnification agreements with our directors and we are party to certain transactions with Carlyle, other stockholders and affiliates thereof as described in “Certain Relationships and Related Party Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal year 2024, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal year 2024 and the material factors considered in making those decisions. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Our NEOs for the year ended December 31, 2024, which consist of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for fiscal year 2024, are:

•	Russell Ford, Chief Executive Officer;

•	Daniel Satterfield, Chief Financial Officer and Treasurer;

•	Kim Ashmun, President, Component Repair Services;

•	Kim Ernzen, Chief Operating Officer; and

•	Lewis Prebble, President, Engine Services – Airlines and Fleets Division.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program has been to attract, motivate, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program has been designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help our company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “—Determination of Executive Compensation.”

We work with Korn Ferry, our compensation consultant, to formalize our post-IPO compensation philosophy and implement compensation arrangements that reflect that philosophy. Our compensation philosophy aims to reflect the following general principles:

•	Reward performance;

•	Attract and retain the right talent;

•	Align reward to our business objectives and long-term growth; and

•	Position the interests of executives with that of stockholders.

Determination of Executive Compensation

Our executive compensation program is administered by the compensation committee, which performs its work in consultation with the board of directors. The compensation of the NEOs is approved annually by the compensation committee, in consultation with the board of directors. Our Chief Executive Officer typically provides annual recommendations to the compensation committee and discusses with the compensation committee the compensation and performance of our executive officers, other than himself. Our Chief Executive Officer bases his recommendations upon his review (formed both subjectively, and objectively against individually developed goals) of the performance of the executive officers, our overall performance against its applicable corporate goals (as described further below) and his assessment of the officer’s contributions to such performance, internal pay equity considerations, his assessment of the competitiveness of the market for each officer’s services and an annual self-evaluation performed by each NEO. The compensation committee evaluates any recommended compensation adjustments or awards to executive officers and ultimately determines executive compensation. In order to determine the Chief Executive Officer’s compensation, the compensation committee reviews the performance of the Chief Executive Officer and determines his compensation without his participation.

As part of our Chief Executive Officer’s recommendations to the compensation committee, Mr. Ford took into account advice and data provided by Korn Ferry, which included an analysis of market data (based on public filings) for executive compensation for the companies set forth on Appendix I to this CD&A (the “Reference Group”). Mr. Ford reviewed our NEO compensation against this Reference Group to consider whether our NEO compensation is competitive and sufficient to recruit and retain our NEOs. A large Reference Group was used in order to represent a broad cross-section of companies in engineering-heavy industries, and reflected the types of companies with whom we compete for talent. However, Mr. Ford took into account business performance, individual performance and market data from Korn Ferry, along with internal equity, in making recommendations.

Elements of Compensation

For fiscal year 2024, the primary elements of our NEOs’ compensation and the main objectives of each element were:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income;

•

Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•

Equity-Based Compensation. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders.

We do not currently have formal policies relating to the allocation of total compensation among the various elements of our compensation program.

In addition, our NEOs are eligible to participate in our health and welfare programs and in defined contribution retirement plans on the same basis as our other employees. We also maintain severance arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated.

Each of these elements of compensation for 2024 is described further below.

Base Salary

The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. On a prospective basis, we intend to continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders.

Annually, the compensation committee reviews the base salaries of our executive officers and may, based upon and following receipt of the recommendations of the Chief Executive Officer (other than with respect to his own base salaries) and in consultation with the board of directors, adopt certain market-based adjustments to take effect for the remainder of that year.

Based upon these considerations, the compensation committee determined at its early 2024 meeting to increase the annual base salaries of certain NEOs for 2024 as set forth below (effective as of April 1 (or, for Mr. Ford, January 1). In determining to increase Mr. Ford’s annual base salary in 2024 by a greater percentage than the other NEOs, the compensation committee took into account that his current base salary level was negotiated in 2019 and had not been increased since that time. The compensation committee expects to reevaluate base salary levels in early 2025.

The table below sets forth the annual base salary rate during 2024 for each NEO:

Name	2024 Annual Base Salary (Pre-Increase) ($)		2024 Annual Base Salary (Post-Increase) ($)
Russell Ford	870,000	(2)	960,000
Daniel Satterfield	500,000		525,000
Kim Ashmun	400,000		420,000
Kim Ernzen (1)	—		625,000
Lewis Prebble	400,000		425,000

(1)	Ms. Ernzen commenced employment with us on May 29, 2024.
(2)	Mr. Ford’s annual base salary was increased to $960,000 effective on January 1, 2024.

Cash Incentive Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program which provide incentives necessary to retain executive officers. We maintain an Annual Incentive Plan (the “AIP”) pursuant to which each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the NEO’s base salary. In fiscal year 2024, our NEOs participated in our annual cash incentive bonus program at the following target percentages of base salary:

Name	Target Percentage (as % of Annual Base Salary)
Russell Ford	125%
Daniel Satterfield	80%
Kim Ashmun	75%
Kim Ernzen	80%
Lewis Prebble	75%

For 2024, the performance metrics consisted of revenue (10% weighting), Management EBITDA (50% weighting) and operating cash flow (40% weighting). For 2024, our performance results, and the percentage of target bonus earned as a result, were as follows: we achieved $5,223.4 million of revenue, which was 99.9% of target (which resulted in a payout level of 90% of target for this element), $644.1 million of Management EBITDA, which was 102.7% of target (which resulted in a payout level of 110% of target for this element), and $379.0 million of operating cash flow, which was 106.1% of target (which resulted in a payout level of 125% of target for this element). Based on these achievement levels, each NEO earned a 2024 performance bonus of 114% of their target bonus amount. The NEOs’ 2024 performance bonuses are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “2024 Summary Compensation Table” below.

“Management EBITDA” is a non-GAAP financial measure that is calculated as (i) Consolidated EBITDA (the calculation of which is described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), less (ii) the amount associated with new contracts, business transformation costs (LEAP & CFM), contributions from Aero Turbine (which was not budgeted), and public company costs.

The “revenue” performance metric that is used for purposes of our AIP is a non-GAAP financial measure that is calculated as (i) revenue (the calculation of which is described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) less (ii) contributions from Aero Turbine (which was not budgeted).

The “operating cash flow” performance metric that is used for purposes of our AIP is a non-GAAP financial measure that is calculated as cash from operations less cash used for investing activities (the calculation of which is described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), but does not include interest, taxes or financing-related cash outlays, nor M&A related costs, IPO related fees, or the contributions from Aero Turbine (which was not budgeted).

Equity-Based Compensation

Pre-IPO Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns interest of executives with those of our stockholders. Prior to the IPO, we historically granted Class B Units in Dynasty Parent Holdings, L.P. (the “Partnership”) to our U.S.-based executives under the Dynasty Parent Holdings, L.P. and StandardAero, Inc. 2019 Long-Term Incentive Plan (the “2019 Plan”). The Class B Units were generally sized to incentivize employees for a number of years following the date of grant.

The Class B Units were intended to constitute “profits interests” for U.S. federal income tax purposes that were intended to allow the holders participate in the increase in value of the Partnership from and after the date of grant of such interests based on the Partnership’s ownership of the Company. The Class B Units were granted with a “benchmark amount,” which acted similarly to a strike price for a stock option such that the holder would only realize value in excess of such amount.

Class B Units were generally comprised of (i) a time-based component that was eligible to vest upon a “Liquidity Event” (which did not include the IPO), subject generally to continued service through the applicable vesting date and (ii) a performance-based component (the “Performance Units”) that was eligible to vest upon a Liquidity Event (subject generally to continued service) to the extent that certain performance-based objectives (based generally on Management EBITDA and cash flow, or multiple-of-invested capital return hurdles) were attained at the time of the Liquidity Event. The Performance Units were divided into five equal tranches that were each eligible to vest (i) as to 50%, if the Management EBITDA for the applicable year equaled or exceeded the applicable Management EBITDA target for such year and (ii) as to 50%, if the cash flow for the applicable year equaled or exceeded the applicable cash flow target for such year. The Performance Units also included a

“catch-up” vesting feature that could result in an unearned tranche becoming earned in a future year if cumulative performance measured in a subsequent year was exemplary, subject to continued service through a Liquidity Event. Additionally, all outstanding Performance Units that were unearned were eligible to vest if, as of the date of the Liquidity Event, our board of directors or compensation committee determined that a multiple-on-invested-capital return target of 2.5x had been attained, subject to continued service. However, our compensation committee and board of directors have implemented alternative vesting schedules from time to time.

In connection with the IPO, holders of the Class B Units received restricted shares of our common stock on a “value-for-value” basis (taking into account any benchmark amount), and the shares are subject to the same vesting and other terms and conditions applicable to the Class B Units under the existing award agreements.

A “Liquidity Event” is generally defined to mean either (i) a sale for cash of the equity securities of the Partnership or its successor held, directly or indirectly, by all of the Partnership’s Principal Equityholders (which consist of Vencap Holdings (1992) Pte Ltd., Carlyle Partners VII and each of their affiliates to which equity securities are transferred) such that, immediately following such transaction, the total percentage capital interest of the equity securities in the Partnership or its successor held by the Principal Equityholders and their affiliates is, in the aggregate, less than 30% of the total percentage capital interests of the equity securities in the Partnership held as of April 4, 2019 (which was the original investment date of the Principal Equityholders in the Partnership) or (ii) the sale of all or substantially all of the assets of the Partnership or the Partnership and its subsidiaries taken as a whole to a third party. The IPO did not constitute a Liquidity Event.

In connection with her commencement of employment with us in 2024, Ms. Ernzen received an award of 8,000 Class B Units. These units were entitled to vest (subject to her continued employment) (i) as to 50% upon a Liquidity Event if the Liquidity Event occurs on or before June 30, 2025; (ii) as to 75% upon a Liquidity Event if the Liquidity Event occurs on or after July 1, 2025 and on or before June 30, 2026; and (iii) as to 100% upon a Liquidity Event if the Liquidity Event occurs on or after July 1, 2026.

Post-IPO Awards in 2024

In connection with the IPO, we and our stockholders adopted and approved the 2024 Incentive Award Plan (the “2024 Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. Following the IPO, equity-based awards were granted to Mr. Prebble and Ms. Ashmun in 2024 in recognition of Mr. Prebble’s efforts to encourage growth within the Airlines and Fleets Division which he leads and Ms. Ashmun’s efforts to encourage growth and improvements within the Component Repair Services segment which she leads, contributing to significant growth for StandardAero. These awards consisted of restricted stock units that are eligible to vest upon a Liquidity Event, subject to Mr. Prebble’s and Ms. Ashmun’s continued service with us.

Refer to the 2024 Grants of Plan-Based Awards table below for additional information, including vesting schedules, regarding the equity awards issued to our NEOs in 2024.

Employee Benefits and Perquisites

We maintain a defined contribution retirement savings plan for our U.S.-based employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions. We believe that providing a vehicle for tax-deferred retirement savings though these plans, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

All of our full-time U.S.-based employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs. We also provide a limited number of other benefits to our employees, including a car allowance, wellness program premium credit, and, for Mr. Ford only, supplemental life insurance. None of our NEOs is entitled to any tax gross-up payment. In considering the appropriateness of these benefits, we have evaluated whether each such benefit is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the compensation committee.

Severance and Change in Control Arrangements

We are party to employment and offer letter agreements with each of our NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our compensation committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2024, are set forth in “—Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Section 409A. The board of directors and compensation committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m). Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the board of directors and compensation committee may take the deductibility of compensation into account when making compensation decisions, the board of directors and compensation committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

Clawback Policy. In connection with the IPO, we adopted a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the applicable listing standards. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that we are required to prepare an accounting restatement. The amount required to be recovered will be the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Equity Award Timing Policies and Practices. Our general practice is to not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. The compensation committee and board of directors use their business judgment to determine the amount of an equity award and would consider any material nonpublic information that is known to it before granting an equity award. Although we do not have a formal policy with respect to the timing of our equity award grants, the compensation committee expects to grant such awards on a predetermined annual schedule. In fiscal year 2024, we did not grant stock options to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Stock Ownership Guidelines. In connection with the IPO, the Company adopted stock ownership guidelines that require each director and NEO to own shares of our common stock with a value equal to a certain multiple of his or her annual cash retainer (not including committee membership, lead independent director or chair retainers) or base salary. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright and restricted shares and shares subject to outstanding restricted stock units that, in each case, vest solely based on the passage of time (net of payment of withholding taxes and transaction costs). However, stock options and awards of performance-based restricted shares and performance-based restricted stock units (to the extent such performance-based vesting conditions that have not been achieved) do not count towards satisfaction of the ownership guidelines. Directors and NEOs generally have five years from the date they become a member of our board of directors or are appointed as an executive officer to satisfy the applicable stock ownership threshold.

Covered Person	Multiple of Salary/Retainer
Chief Executive Officer	6x annual base salary
Chief Financial Officer and Chief Operating Officer	3x annual base salary
Presidents	1.5x annual base salary
Senior Vice Presidents and other members of Executive Leadership team	1x annual base salary
Directors	5x annual cash retainer

We also have a stock retention requirement for directors and NEOs. Any director or NEO who has not achieved the applicable stock ownership threshold within the required timeframe is required to hold at least 50% of all net-settled shares (after payment of withholding taxes, transaction costs and the exercise price for options, as applicable) until he or she meets the applicable stock ownership threshold.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the board of directors and compensation committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Executive Compensation Tables

2024 Summary Compensation Table

The following table contains information about the compensation earned by each of our NEOs during each of the fiscal years ended December 31, 2023 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (1)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Russell Ford	2024	967,385	—		—	—	1,368,000	55,064	(3)	2,390,449
Chief Executive Officer	2023	870,000	—		—	—	1,631,250	187,456		2,688,706

Daniel Satterfield	2024	522,789	—		—	—	478,800	41,900	(4)	1,043,489
Chief Financial Officer	2023	490,385	190,000		2,033,360		600,000	40,630		3,354,375

Kim Ashmun	2024	418,231	—		—	2,149,500	359,100	40,095	(5)	2,966,926
President, Component Repair Services	2023	400,000	—		115,393	—	450,000	52,651		1,018,044

Kim Ernzen	2024	372,596	50,000	(6)	7,333,464	—	570,000	13,846	(7)	8,339,906
Chief Operating Officer

Lewis Prebble	2024	422,019	—		—	429,900	363,375	41,770	(8)	1,257,064
President, Engine Services – Airlines and Fleets Division	2023	394,231	25,000		—	—	450,000	40,500		909,731

(1)

Amounts reflect the grant date fair value of Class B Units and restricted stock units granted during fiscal year 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The Class B Unit awards are most similar to option awards in that they share in equity value appreciation from and after the date of grant. In connection with the IPO, holders of the Class B Units received restricted shares of our common stock on a “value-for-value” basis (taking into account any benchmark amount), and the shares are subject to the same vesting and other terms and conditions applicable to the Class B Units under the existing award agreements. We provide information regarding the assumptions used to calculate the value of all Class B Unit and restricted stock unit awards made to our NEOs in 2024 in Note 18 to the audited consolidated financial statements included in our Annual Report incorporated by reference herein. Please refer to the section entitled Elements of Compensation—Equity-Based Compensation” for additional details regarding these awards.

(2)

Amounts for fiscal year 2024 represent payments earned by our NEOs based upon the achievement of certain company performance objectives for fiscal year 2024. Please see the description of the annual bonus program under “—Cash Incentive Compensation” in the CD&A above.

(3)	Consists of an automobile allowance ($36,000), 401(k) company matching contributions ($17,250) and supplemental life insurance ($1,814).
(4)	Consists of an automobile allowance ($24,130), 401(k) company matching contributions ($17,250) and a wellness premium credit ($520).
(5)	Consists of an automobile allowance ($24,000) and 401(k) company matching contributions ($16,095).
(6)	Represents a relocation bonus paid to Ms. Ernzen in connection with the commencement of her employment with us in May 2024.
(7)	Consists of an automobile allowance.
(8)	Consists of an automobile allowance ($24,000), 401(k) company matching contributions ($17,250) and a wellness premium credit ($520).

Grants of Plan-Based Awards in Fiscal Year 2024

The following table provides supplemental information relating to grants of plan-based awards made during fiscal year 2024 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during fiscal year 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
		Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)		All Other Stock Awards: Number of Shares of Stock or Units(#) (2)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (3)
Russell Ford	—	600,000	1,200,000	1,800,000	—		—	—		—
Daniel Satterfield	—	210,000	420,000	840,000	—		—	—		—
Kim Ashmun	—	157,500	315,000	630,000	—		—	—		—
	11/23/2024	—	—	—	—		75,000	—		2,149,500
Kim Ernzen	—	250,000	500,000	1,000,000	—		—	—		—
	5/31/2024	—	—	—	8,000	(4)	—	—	(4)	7,333,464
Lewis Prebble	—	159,375	318,750	637,500	—		—	—		—
	11/23/2024	—	—	—	—		15,000	—		429,900

(1)

Amounts reflect potential payouts under our 2024 AIP. Please see the description of the annual bonus program under “—Cash Incentive Compensation” in the CD&A above and in the section below entitled “—Potential Payments Upon Termination or Change in Control.”

(2)	Amounts represent restricted stock units granted under the 2024 Plan.
(3)

Amounts reflect the grant-date fair value in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 18 to the audited consolidated financial statements included in our Annual Report incorporated by reference herein.

(4)

The Class B Units were originally granted under the 2019 Plan as “profits interests” for U.S. federal income tax purposes and did not require the payment of an exercise price and did not have an expiration date. Rather, these awards entitled the holder to participate in our future appreciation from and after the date of grant of the applicable Class B Units. Despite this, for purposes of this table, we believe they were most similar economically to stock options. Each Class B Unit was granted with a benchmark amount applicable to such Class B Unit, representing the cumulative distributions that needed to be made under the Partnership’s limited partnership agreement to the capital interests and previously-issued Class B Units thereunder before the holder was entitled to receive any distributions or payments in respect of such Class B Unit. In connection with the IPO, holders of the Class B Units received restricted shares of our common stock on a “value-for-value” basis (taking into account any benchmark amount), and the shares are subject to the same vesting and other terms and conditions applicable to the Class B Units under the existing award agreements. Amounts are shown here prior to such conversion. Please refer to the section entitled “Elements of Compensation—Equity-Based Compensation” for additional details regarding these awards.

Outstanding Equity Awards at 2024 Fiscal Year-End Table

The following table summarizes the number of shares of common stock or units underlying outstanding equity incentive plan awards for each NEO as of December 31, 2024.

		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Russell Ford (2)	6/14/2019	1,965,650	(3)	48,669,494	218,406	5,407,733
Daniel Satterfield	3/27/2023	295,558		7,318,016	126,670	3,136,349
Kim Ashmun	9/15/2022	224,461		5,557,654	24,941	617,539
	8/3/2023	14,786		366,101	6,337	156,904
	11/23/2024	75,000		1,857,000	—	—
Kim Ernzen	5/31/2024	305,561		7,565,690	—	—
Lewis Prebble	3/25/2021	318,753		7,892,324	35,418	876,950
	11/23/2024	15,000		371,400	—	—

(1)

Amounts shown in this table represent shares of restricted stock, which were received in connection with the IPO in respect of Class B Units that were originally granted to the holder. Dates shown under “Grant Date” represent the original grant date of the corresponding award of Class B Units.

(2)

The portion of the award of restricted shares shown in this column is eligible to vest immediately prior to the date of a Liquidity Event (subject to the holder’s continuous service through the date of the Liquidity Event) to the extent that certain annual Management EBITDA and cash flow targets are attained, provided that any restricted shares that fail to vest due to the failure to attain such targets shall remain eligible to vest upon the Liquidity Event if the board of directors determines that a multiple-of-invested-capital return of 2.5x has been attained as of the date of such Liquidity Event.

(3)	The shares underlying Mr. Ford’s June 14, 2019 grant was transferred to a family trust on May 1, 2024 in an “other than for value” transaction.

Potential Payments Upon Termination or Change in Control

Each of our current NEOs has entered into an offer letter or employment agreement, the material terms of which are described below.

Russell Ford

We have entered into an employment agreement (as amended, the “Ford Employment Agreement”) pursuant to which Mr. Ford serves as our chief executive officer. The Ford Employment Agreement entitles him to an annual target bonus opportunity of 125% of his annual base salary (and, in practice, the compensation committee uses 150% of his target bonus as his maximum bonus opportunity). Additionally, Mr. Ford is entitled to business travel benefits and an automobile allowance of $3,000 per month.

If Mr. Ford is terminated by us without “cause” (as defined in the Ford Employment Agreement), then, subject to his continued compliance with restrictive covenants to which he is subject and his timely execution and non-revocation of a release of claims in our favor, he is entitled to receive severance payments and benefits consisting of (i) 18 months of base salary continuation; (ii) a pro rata portion of the bonus he would have earned for the year of termination (based on performance for such year); and (iii) 18 months of continued medical, dental, disability and group term life insurance plan coverage as if he was an active, full-time employee.

The Ford Employment Agreement also contains non-competition and non-solicitation restrictions that last for 24 months post-termination, as well as confidentiality restrictions, provisions related to intellectual property protection and non-disparagement restrictions.

Daniel Satterfield, Kim Ashmun, Kim Ernzen and Lewis Prebble

We have entered into offer letter agreements with Mr. Satterfield, Ms. Ashmun, Ms. Ernzen and Mr. Prebble governing their employment with us (the “Executive Offer Letters”). In addition to providing for an annual target bonus opportunity, each of the Executive Offer Letters provides for an automobile allowance. Additionally, the Executive Offer Letter entered into with Ms. Ernzen also provided for an award of Class B Units (which was granted to her in 2024) and a one-time relocation bonus of $50,000, which was paid in 2024 in connection with the commencement of her employment with us and which is subject to repayment if she leaves our employment within the first year following her start date.

In the event Mr. Satterfield, Ms. Ashmun, Ms. Ernzen or Mr. Prebble is terminated by us without “cause” (as defined in the applicable Executive Offer Letter), they are entitled to receive severance payments consisting of 6 months of their base salary. In addition, each of these NEOs have agreed to refrain from competing with us for 12 months post-termination and from soliciting our customers or employees for 24 months post-termination, and have also agreed to confidentiality restrictions, provisions related to intellectual property protection and non-disparagement restrictions.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment occurring on December 31, 2024. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his or her employment that are available to all salaried employees, such as accrued vacation. For Mr. Ford, the amount shown under “cash severance” also assumes the payment of his 2024 annual bonus at 114% of his “target” amount. As noted above, a change in control transaction would not result in the acceleration of outstanding equity awards unless it also constituted a Liquidity Event, and would not otherwise result in payments to our NEOs.

Name	Benefit	Termination Without Cause ($)
Russell Ford	Cash Severance	2,808,000
	Continued Health and Welfare Benefits	41,764
	Total	2,849,764
Daniel Satterfield	Cash Severance	262,500
Kim Ashmun	Cash Severance	210,000
Kim Ernzen	Cash Severance	312,500
Lewis Prebble	Cash Severance	212,500

2024 Director Compensation

The following table contains information concerning the compensation of our non-employee directors in fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Douglas V. Brandely	—	—	—
Peter J. Clare	25,000	174,984	199,984
Ian Fujiyama	—	—	—
Wendy M. Masiello	138,014	—	138,014
Paul McElhinney (1)	185,000	—	185,000
Andrea Fischer Newman (1)	175,000	—	175,000
David L. Squier (1)	150,000	—	150,000
Stefan Weingartner	138,014	—	138,014

(1)

Ms. Newman and Messrs. Squier and McElhinney elected to receive their Pre-IPO Retainer (as described below) in the form of Class A-2 Units in the Partnership with a grant date value equal to their annual retainer (based on the fair market value of a Class A-2 Unit on the date of grant), which vested in equal quarterly installments during 2024, subject to their continued service on the board of directors. In connection with the IPO, holders of the Class A-2 Units received restricted shares of our common stock on a “value-for-value” basis, and the shares are subject to the same vesting and other terms and conditions applicable to the Class A-2 Units under the existing award agreements. As of December 31, 2024, these restricted shares were fully vested.

(2)

Amounts reflect the grant date fair value of restricted stock units granted during fiscal year 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of restricted stock unit awards made in 2024 in Note 18 to the audited consolidated financial statements included in our Annual Report incorporated by reference herein.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2024 by each non-employee director.

Name	Option Awards Outstanding at 2024 Fiscal Year End	Unvested Stock Awards Outstanding at 2024 Fiscal Year End
Douglas V. Brandely	—	—
Peter J. Clare	—	7,291
Ian Fujiyama	—	—
Wendy M. Masiello	—	5,903
Paul McElhinney	—	2,719
Andrea Fischer Newman	—	14,525
David L. Squier	—	2,719
Stefan Weingartner	50,347	—

Prior to the IPO, each of our non-employee directors were eligible to receive an annual cash retainer of $150,000 for their service as a director, other than Messrs. Brandely, Clare and Fujiyama (the “Pre-IPO Retainer”).

In connection with the IPO, we adopted and our stockholders approved a compensation program for our non-employee directors under which each non-employee director receives the following amounts for their services on our board of directors:

•

upon the director’s initial election or appointment to our board of directors, a number of restricted stock units determined by dividing (i) $175,000 (pro-rated based on the number of days that have elapsed since the most recent annual meeting) by (ii) the average closing sales price of one share of our common stock over the most recent 30 trading days as of and including the grant date (or the last preceding trading day if the date of grant is not a trading day) (the “Reference Price”);

•

on the date of each annual meeting of stockholders, if the director has served on our board of directors as of the date of an annual meeting of stockholders and will continue serving as a non-employee director immediately after the Company’s annual meeting of stockholders, a number of restricted stock units determined by dividing (i) $175,000 by (ii) the Reference Price, rounded down to the nearest whole share;

•	an annual cash retainer fee of $100,000; and

•	if the director serves as chair on a committee of our board of directors, an additional annual cash retainer fee as follows:

•	non-executive chair of our board of directors: $125,000

•	lead independent director of our board of directors: $40,000

•	chair of the audit committee: $25,000

•	chair of the compensation committee: $20,000

•	chair of the nominating and corporate governance committee: $15,000

Director fees under the program are earned on a quarterly basis based on a calendar quarter and paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter; provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our board of directors and no fee has been payable in respect of any period prior to the IPO under this program. Additionally, Mr. Brandely and Mr. Fujiyama are not eligible to participate in our non-employee director compensation program.

The restricted stock units granted to directors vest in a single installment on the earlier of the day prior to the date of the next annual meeting of stockholders or the first anniversary of the date of grant, subject to continued service through such vesting date. In addition, all unvested restricted stock units vest in full upon the occurrence of a change in control of the Company, subject to continued service.

Appendix I: Reference Group

3M Company

ADB Safegate Americas LLC

Adient

Aimia US LLC

Air New Zealand

American Axle & Manufacturing

American Hydro Corp.

Ampleon BV

Amsted Industries, Inc.

Amtech Systems

Apple

Atmos Energy

Autoliv

AVX Corporation

Ball Corporation—Ball

Aerospace Corporation

Bendix

Bendix Commercial Vehicle Systems

BENTELER International AG

BICS

Bluecrux

BMT—Aerospace

BMT—VCST

BMW Manufacturing

Boeing Aerospace Operations

Bourns

Brake Parts, Inc.

BW Papersystems

Caterpillar

CenterPoint Energy

Chesapeake Utilities

Continental Automotive Systems

CPM Holdings, Inc

Croud

CSW Industrials

Daimler

Danfoss SiliconPower

Danfoss US

De Nora Tech LLC

Deere & Company

Dominion Resources—Power Generation

Domo

Dräxlmaier Group

Eaton

EDP RENEWABLES

Elliott Company

EnerSys Inc.

Engie Corporate

Engie North America

FedEx Corporation

Ficosa North America

Flowserve Corporation

Fluidra

Fortis Inc.

Fortune Brands Home & Security

Franklin Electric Company, Inc.

Future Pipe

General Electric Company

Gentherm

GEOST, LLC

GRAMMER Inc.

Groupe PSA

Hager Electro

Halliburton

Hamamatsu

Hankook Tire Technical Center

Home Telecom

Inalfa Roof Systems

Iterable

J. Wagner GmbH

John Cockerill

Kadant Johnson

Kognitiv (US) Corporation

Komatsu Mining Corp. Group

Kongsberg Maritime

KraussMaffei Corporation

KraussMaffei Technologies

Linde plc

Living Water International

LS Power Development LLC

Mahle

Maschinenfabrik Reinhausen GmbH

McLaren Automotive

Melexis

Metropolitan Utilities District

Mission Solar Energy LLC

Mitsubishi Chemical—Cleanpart

Moog

MSC Industrial Direct

Mycronic AB

Nemak

New Hampshire Electric Cooperative

Nitto Americas Inc.—Nitto Automotive Inc.

Nitto Americas Inc.—Nitto, Inc.

NKT Photonics

OCI Enterprises Inc.

Octo Telematics

Omega

Orbia Advance Corporation S.A.B. de C.V.

ORTEC International USA

Outokumpu Stainless

Panduit

PC Connection, Inc.

Plastic Omnium

Powersouth Energy Cooperative

Prysmian North America

Qatar Airways

Radiall USA, Inc.

Rain Carbon Inc.

Raytheon Technologies

Rheinmetall

Rocore Holdings Inc.

Rolls-Royce Holdings

RWE Renewables Americas, LLC

Saudi Arabian Airlines

Schweitzer Engineering Laboratories

ScioTeq bv

Showa Denko Carbon

Siemens Corporation

Smart Button Associates LLC

Smartsheet Inc.

Southwest Gas

Spectris Plc

Subaru of Indiana Automotive Inc

Sunflower Electric

Targray

TBC Corporation

Tech Data Corporation

Tennant Company

The Boeing Company

ThyssenKrupp

TI Fluid Systems

Tieto Oyj

TMD Inc. Toledo

Toyota Motor Engineering & Manufacturing North America

Transas America

Trinity Industries

Turntide Technologies

Unisys

United Airlines

US Ecology, Inc.

Vernay Laboratories

Versant Power

Vertiv Corporation

Vistra Energy

Wartsila North America

WEG Group—Electric Machinery Company LLC

Wika Instrument Corporation

Wilo

XP Power

Yachiyo of America—YOA

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2025, (i) immediately prior to the consummation of this offering and (ii) as adjusted to reflect the sale of the shares of common stock offered in this offering for:

•	each person or entity who is known by us to beneficially own more than 5% of our common stock, including the selling stockholders;

•	each of our directors and named executive officers, individually; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after February 28, 2025, including any shares of our common stock subject to an option that has vested or will vest within 60 days after February 28, 2025. More than one person may be deemed to be a beneficial owner of the same securities.

The number of shares and percentages of beneficial ownership before and after this offering set forth below are based on 334,461,630 shares of common stock outstanding as of February 28, 2025.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address for each person or entity listed below is c/o StandardAero, Inc., 6710 North Scottsdale Road, Suite 250, Scottsdale, AZ 85253.

	Beneficial Ownership Before this Offering		Shares Being Sold in this Offering		Beneficial Ownership After this Offering Assuming No Exercise of Underwriters’ Option		Beneficial Ownership After this Offering Assuming Full Exercise of Underwriters’ Option
Name of Beneficial Owner	Number of Shares	Percentage of Shares	No Exercise of Underwriters’ Options	Full Exercise of Underwriters’ Options	Number of Shares	Percentage of Shares	Number of Shares	Percentage of Shares
5% and Selling Stockholders
Investment funds affiliated with The Carlyle Group (1)	210,190,466	62.8%	29,370,166	33,775,691	180,820,300	54.1%	176,414,775	52.7%
GIC (2)	47,447,058	14.2%	6,629,834	7,624,309	40,817,224	12.2%	39,822,749	11.9%
Directors and Named Executive Officers
Russell Ford (3)	3,191,011	*	—	—	3,191,011	*	3,191,011	*
Daniel Satterfield (4)	422,228	*	—	—	422,228	*	422,228	*
Kimberly Ernzen (5)	305,561	*	—	—	305,561	*	305,561	*
Kimberly Ashmun (6)	270,525	*	—	—	270,525	*	270,525	*
Lewis Prebble (7)	354,171	*	—	—	354,171	*	354,171	*
Paul McElhinney	244,288	*	—	—	244,288	*	244,288	*
Douglas V. Brandely	—	—	—	—	—	—	—	—
Ian Fujiyama	—	—	—	—	—	—	—	—
Stefan Weingartner (8)	70,486	*	—	—	70,486	*	70,486	*
Andrea Fischer Newman (9)	67,979	*	—	—	67,979	*	67,979	*
Peter J. Clare	—	—	—	—	—	—	—	—
Wendy M. Masiello (10)	29,514	*	—	—	29,514	*	29,514	*
Derek J. Kerr	—	—	—	—	—	—	—	—
All executive officers and directors as a group (18 persons)	6,327,388	1.9%	—	—	6,327,388	1.9%	6,327,388	1.9%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Carlyle Partners VII S1 Holdings II, L.P. (“Carlyle Partners VII”) is the record holder of these securities. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VII S1, L.L.C., which is the general partner of TC Group VII S1, L.P., which is the general partner of Carlyle Partners VII. Accordingly, each of the foregoing entities (collectively, the “Carlyle Parties”) may be deemed to share beneficial ownership of the securities held of record by Carlyle Partners VII. Voting and investment determinations with respect to the shares held by Carlyle Partners VII are made by an investment committee of TC Group VII S1, L.P., comprised of William Conway, Jr., Daniel D’Aniello, David Rubenstein, Allan Holt, Sandra Horbach, Brian Bernasek, James Burr, Ian Fujiyama, Patrick McCarter, William McMullan, Martin Sumner, Stephen Wise, Anna Tye, Jeremy Anderson and Marco De Benedetti as a non-voting observer. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by Carlyle Partners VII. Each of them disclaims beneficial ownership of such securities. The address for each of the Carlyle Parties is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004.

(2)

The shares are held of record by Hux Investment Pte. Ltd. (the “GIC Investor”). The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”) and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore.

GIC SI is wholly owned by GIC and is the private equity and infrastructure arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(3)

Consists of: (a) 1,006,955 shares of common stock owned by RSSA Ford Family LLC, and (b) 2,184,056 unvested restricted shares of common stock owned by La Dolce Vita Family Trust. Mr. Ford is co-manager of RSSA Ford Family LLC and exercises voting and dispositive power over the shares beneficially owned by RSSA Ford Family LLC, which has its business address at 6044 E Foothill Dr N Paradise Valley, AZ 85253. Mr. Ford is also co-trustee of La Dolce Vita Family Trust and exercises voting and dispositive power over the shares beneficially owned by the La Dolce Vita Family Trust, which has its business address at 6044 E Foothill Dr N Paradise Valley, AZ 85253.

(4)	Consists of 422,228 unvested restricted shares of common stock.
(5)	Consists of 305,561 unvested restricted shares of common stock.
(6)	Consists of 270,525 unvested restricted shares of common stock.
(7)	Consists of 354,171 unvested restricted shares of common stock.
(8)	Includes 50,347 vested options to purchase common stock under the Prior Plan.
(9)	Includes 5,903 unvested restricted shares of common stock.
(10)	Consists of 5,903 unvested restricted shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Policy Regarding Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Our board of directors has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, the amount involved exceeds $120,000 and a related person has, had or will have a direct or indirect material interest.

Under the policy, the Company’s legal team is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the Company’s legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our general counsel (or his or her designee) is required to present to the audit committee of the board of directors all relevant facts and circumstances relating to the related person transaction. The audit committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction is inconsistent with the interests of the Company and its stockholders and the extent of the related person’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chairperson of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

Related Party Transactions

The following is a description of transactions to which we were a party since January 1, 2022 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Consulting Services Agreements

In connection with the Acquisition, on April 4, 2019, Dynasty Acquisition entered into a consulting services agreement, which was amended and restated in connection with the IPO on October 3, 2024 (the “Amended and Restated Carlyle Services Agreement”) with Carlyle Investment Management L.L.C. (“CIM”), pursuant to which Dynasty Acquisition paid CIM a one-time fee of approximately $24.5 million for strategic advisory and consulting services provided to Dynasty Acquisition in connection with the Acquisition. Pursuant to the Amended and Restated Carlyle Services Agreement, and subject to certain conditions, Dynasty Acquisition also pays to CIM an annual fee of approximately $2.4 million, payable in quarterly installments in advance, for the advisory, consulting and other services provided by CIM pursuant to the Amended and Restated Carlyle Services Agreement. Dynasty Acquisition also reimburses CIM’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the Amended and Restated Carlyle Services Agreement, and Dynasty Acquisition may pay CIM additional fees associated with other future transactions or in consideration of any additional services provided under the Amended and Restated Carlyle Services Agreement. The Amended and Restated Carlyle Services Agreement will continue in full force and effect until the earlier of the second anniversary of the consummation of the IPO and the date on which CIM and its affiliates collectively and beneficially own, directly or indirectly, less than 10% of our outstanding voting common stock, provided that the Amended and Restated Carlyle Services Agreement may be terminated at any time by written notice to Dynasty Acquisition from CIM. For the years ended December 31, 2024, 2023 and 2022, we paid CIM approximately $2.4 million each year pursuant to the Amended and Restated Carlyle Services Agreement.

In connection with the Acquisition, on April 4, 2019, Dynasty Acquisition entered into a consulting service agreement, which was amended and restated in connection with the IPO on October 3, 2024 (the “Amended and Restated Beamer Services Agreement”) with Beamer Investment Inc., an affiliate of GIC, pursuant to which Dynasty Acquisition paid Beamer Investment Inc. a one-time fee of approximately $5.5 million for strategic advisory and consulting, services provided to Dynasty Acquisition in connection with the Acquisition. Pursuant to the Amended and Restated Beamer Services Agreement, and subject to certain conditions, Dynasty Acquisition also pays to Beamer Investment Inc. an annual fee of approximately $0.6 million, payable in quarterly instalments in advance, for the advisory, consulting and other services provided by Beamer Investment Inc. pursuant to the Amended and Restated Beamer Services Agreement. Dynasty Acquisition also reimburses Beamer Investment Inc.’s reasonable out-of-pocket expenses incurred in connection with services provided pursuant to the Amended and Restated Beamer Services Agreement, and Dynasty Acquisition may pay Beamer Investment Inc. additional fees associated with other future transactions or in consideration of any additional services provided under the Amended and Restated Beamer Services Agreement. The Amended and Restated Beamer Services Agreement will continue in full force and effect until the earlier of the second anniversary of the consummation of the IPO and the date on which Beamer Investment Inc. and its affiliates collectively and beneficially own, directly or indirectly, less than 50% of our outstanding voting common stock that they owned on the date of the closing of the IPO, prior to giving effect to the sale of shares by Beamer Investment Inc. or an affiliate of Beamer Investment Inc. in the IPO, provided that the Amended and Restated Beamer Services Agreement may be terminated at any time by written notice to Dynasty Acquisition from Beamer Investment Inc. For the years ended December 31, 2024, 2023 and 2022, we paid Beamer Investment Inc. approximately $0.6 million each year pursuant to the Amended and Restated Beamer Services Agreement.

Transactions with Carlyle

As consideration for the services provided by Carlyle as a lead arranger in connection with the Prior 2023 Term Loan Facilities, we incurred arrangement fees of approximately $1.2 million for the year ended December 31, 2023. As consideration for the services provided by Carlyle as a lead arranger in connection with the Prior 2024 Term Loan Facilities, during the year ended December 31, 2024, we incurred arrangement fees of approximately $0.8 million.

As consideration for the services provided by Carlyle as a lead arranger in connection with the New Senior Credit Facilities, we incurred arrangement fees of approximately $1.2 million for the year ended December 31, 2024.

An affiliate of Carlyle also served as one of the underwriters of the IPO for which it received underwriting discounts and commissions of approximately $5.6 million.

Transactions with Portfolio Companies of Funds Affiliated with Carlyle

Sequa Corporation, through its subsidiary Chromalloy Gas Turbine LLC (“Chromalloy”), a former portfolio company of a fund affiliated with Carlyle that was sold by Carlyle in November 2022, provides us with services for component repair capabilities not performed by us and procures component repair services from us. For the year ended December 31, 2022, we paid Chromalloy and its subsidiaries $2.7 million, and generated revenue from them of $2.1 million.

CFGI, a portfolio company of a fund affiliated with Carlyle, provides consulting services to us in connection with the consummation of the IPO. During the year ended December 31, 2024, we incurred consulting fees to CFGI of approximately $4.5 million.

IPO Proceeds

Carlyle Partners VII sold 12,849,448 shares and received approximately $292.1 million of net proceeds from the IPO and the GIC Investor sold 2,900,552 shares and received approximately $65.9 million of net proceeds from the IPO.

Stockholders Agreement

In connection with the IPO, we entered into the Stockholders Agreement with Carlyle Partners VII, the GIC Investor and certain of our other existing stockholders who are currently party to the Partnership Agreement. Pursuant to the Stockholders Agreement, our board of directors consists of nine directors, with Carlyle having the right to designate eight of the nine directors. The number of directors that Carlyle is entitled to designate is subject to maintaining certain ownership thresholds. If Carlyle loses its right to designate any directors pursuant to the terms of the Stockholders Agreement, these positions will be filled by our stockholders in accordance with our amended and restated certificate of incorporation. See “Description of Capital Stock” for more information regarding our amended and restated certificate of incorporation.

The Stockholders Agreement also includes provisions pursuant to which we grant Carlyle and the GIC Investor (or, in each case, a permitted transferee or affiliate) the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our shares of common stock held by Carlyle and the GIC Investor (or, in each case, such permitted transferee or affiliate). The Stockholders Agreement also includes provisions pursuant to which we grant Carlyle, the GIC Investor and certain of our other existing stockholders the right to piggyback on registration statements in certain circumstances. These shares of common stock represent approximately 67.6% of our shares of common stock after this offering, or approximately 66.0% if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholders in full. These shares of common stock also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares of common stock held by persons deemed to be our affiliates. The Stockholders Agreement also requires us to indemnify such stockholders in connection with any registrations of our securities and includes provisions relating to, among other things, information rights, expense reimbursement and corporate governance provisions.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

In connection with the IPO, we entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors” for additional information. We also are authorized to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Employment Agreements

From time to time, we may also enter into other employment or compensation arrangements with senior management or other key employees.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws.

General

Our authorized capital stock consists of 3,500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Unless the board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Our amended and restated certificate of incorporation authorizes a total of 3,500,000,000 shares of common stock. There are currently 334,461,630 shares of common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There will be no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes a total of 100,000,000 shares of preferred stock. No shares of preferred stock have been issued or are currently outstanding.

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholders Agreement

In connection with the IPO, we entered into the Stockholders Agreement pursuant to which Carlyle has specified board representation rights, governance rights and other rights. See “Management—Composition of the Board of Directors” and “Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement.”

Registration Rights

Upon the closing of this offering, the holders of 226,182,507 shares of our common stock, or 220,782,507 shares of common stock if the underwriters exercise their option to purchase additional shares from the selling stockholders in full, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement.”

Exclusive Forum

Our amended and restated certificate of incorporation and our amended and restated bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction). Our amended and restated certificate of incorporation and amended and restated bylaws will also require that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers. These provisions would not apply to any suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Carlyle, the GIC Investor or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Carlyle, the GIC Investor or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity is deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In connection with the IPO, we entered into indemnification agreements with each of our executive officers and directors. See “Certain Relationships and Related Party Transaction—Indemnification of Directors and Officers; Directors’ and Officers’ Insurance.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. As a result, approximately one-third of our directors are expected to be elected each year. Pursuant to the terms of the Stockholders Agreement, directors designated by Carlyle may be removed with or without cause only by the request of Carlyle. In all other cases, our amended and restated certificate of incorporation provides that directors may only be removed from our board of directors for cause by the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of voting stock, following such time as when Carlyle ceases to beneficially own at least 40% of the voting power of our common stock. Prior to that time, any individual director may be removed with or without cause by the affirmative vote of a majority of the confirmed voting power of our common stock. See “Management—Composition of the Board of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairperson of the board of directors; provided, however, at any time when Carlyle beneficially owns at least 40% in voting power of our common stock entitled to vote generally in the election of directors, special meetings of our stockholders may also be called by the board of directors or the chairperson of the board of directors at the request of Carlyle. Our amended and restated bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Requirements for Advance Notification of Stockholder Meetings, Director Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the board of directors and the chairperson of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders) if Carlyle ceases to own at least 40% of the voting power of our common stock entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to adopt, amend, alter or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law or our amended and restated certificate of incorporation. In addition, for as long as Carlyle beneficially owns at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors, any adoption, amendment, alteration or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such adoption, amendment, alteration or repeal. At any time when Carlyle beneficially owns less than 40% in voting power of all outstanding shares of the stock of our company entitled to vote generally in the election of directors, any adoption, amendment, alteration or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of holders of a majority in voting power of outstanding shares entitled to vote on the matter, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides at any time when Carlyle beneficially owns less than 40% of the voting power of our common stock entitled to vote generally in the election of directors, then, in addition to any vote required by applicable law or our amended and restated certificate of incorporation, any amendment, alteration, repeal or rescission of certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting, shall require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of voting stock of our company entitled to vote thereon, voting together as a single class.

Business Combinations

We opt out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

•

the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Carlyle, and any of its direct or indirect transferees and any group as to which such persons or entities are a party, does not constitute an “interested stockholder” for purposes of this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “SARO.”

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of our common stock in the public market could adversely affect the prevailing market price of our common stock. Furthermore, all of our common stock outstanding is subject to the contractual and legal restrictions on resale described below. The sale of a substantial amount of common stock in the public market after these restrictions lapse, or the expectation that such a sale may occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Upon consummation of this offering, we will have a total of 334,461,630 shares of common stock outstanding. Of these shares, the 36,000,000 shares sold in this offering (or 41,400,000 shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholders in full) will be, and the 69,000,000 shares sold in the IPO are, freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144, or subject to lock-up agreements. Generally, the balance of our outstanding shares of common stock not held by the public will also be “restricted securities” within the meaning of Rule 144 under the Securities Act, and the sale of those shares will be subject to the limitations and restrictions that are described below. Shares of our common stock that are not restricted securities and are purchased by our affiliates will be “control securities” under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below. Control securities may be sold in the public market subject to the restrictions set forth in Rule 144, other than the holding period requirement.

Upon the expiration of the lock-up agreements described below, and subject to the provisions of Rule 144, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be available for sale in the public market. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in Rule 144.

Lock-up Agreements

In connection with the IPO, we, our directors, our executive officers and holders of substantially all of our outstanding shares of our common stock, including the selling stockholders, entered into lock-up agreements (the “IPO Lock-Up Agreements”), pursuant to which shares of our common stock outstanding after the IPO are restricted from immediate resale in accordance with the terms of such IPO Lock-Up Agreements without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Under the IPO Lock-Up Agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or those holders may directly or indirectly sell, dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. Restrictions from the IPO Lock-Up Agreements are in effect for a period of 180 days after the date of the prospectus relating to the IPO, which expire on March 30, 2025. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the IPO Lock-Up Agreement.

In connection with this offering, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters in the IPO, have agreed to release the restrictions under the IPO Lock-Up Agreements that were executed in connection with the IPO with respect to the shares to be sold by the selling stockholders in this offering.

In connection with this offering, we, our directors, our executive officers and the selling stockholders, have agreed with the underwriters to enter into lock-up agreements (the “Lock-Up Agreements”) described in “Underwriting (Conflicts of Interest),” pursuant to which shares of our common stock outstanding after this offering are restricted from immediate resale in accordance with the terms of such lock-up agreements without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Under the Lock-Up Agreements, subject to limited exceptions, neither we nor any of our directors or executive officers or those holders may directly or indirectly sell, dispose of, hedge or otherwise transfer the economic consequences of ownership of any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. Restrictions from the Lock-Up Agreements will be in effect for a period of 90 days after the date of the prospectus relating to this offering. Certain transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up. See “Underwriting (Conflicts of Interest)” for a description of the Lock-Up Agreements.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person (or persons whose common stock is required to be aggregated) who is an affiliate, and who has beneficially owned our common stock for at least six months, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least twelve months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of the IPO, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Stock Plans

We have registered the shares of common stock issuable under the Prior Plan, the 2024 Plan and the ESPP on a registration statement on Form S-8 under the Securities Act that automatically became effective upon filing. Accordingly, upon issuance, such shares are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

Registration Rights

Certain of our stockholders, under certain circumstances, have the right to require us to register their shares for future sale. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30%, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Additional Withholding Requirements (FATCA)

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our securities to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the U.S.) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code), which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our securities, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, the number of shares indicated below:

Name	Number of Shares
J.P. Morgan Securities LLC	6,825,000
Morgan Stanley & Co. LLC	6,825,000
RBC Capital Markets, LLC	4,860,000
BofA Securities, Inc.	3,480,000
UBS Securities LLC	3,480,000
TCG Capital Markets L.L.C.	2,850,000
Jefferies LLC	2,730,000
CIBC World Markets Corp.	1,125,000
SG Americas Securities, LLC	1,125,000
Santander US Capital Markets LLC	675,000
Citizens JMP Securities, LLC	675,000
Mizuho Securities USA Inc.	675,000
Nomura Securities International, Inc.	498,750
WR Securities, LLC	26,250
AmeriVet Securities Inc.	75,000
Drexel Hamilton, LLC	75,000

Total:	36,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares from the selling stockholders described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.504 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus, to purchase up to 5,400,000 additional shares of common stock from the selling stockholders at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase from the selling stockholders about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by the selling stockholders, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 5,400,000 shares of common stock from the selling stockholders.

	Paid by Selling Stockholders
	No Exercise	Full Exercise
Per Share	0.84	0.84
Total	30,240,000	34,776,000

The estimated offering expenses (including the expenses of the selling stockholders), exclusive of the underwriting discounts and commissions, are approximately $1.3 million. We have agreed to reimburse the underwriters for certain of our expenses up to $30,000.

The underwriters have informed the selling stockholders that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our shares of common stock are listed on the NYSE under the trading symbol “SARO.”

We, all directors and executive officers and the selling stockholders have agreed that, subject to customary conditions, without the prior written consent of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the paragraph above relating to our directors, executive officers and the selling stockholders, do not apply to transfers or otherwise dispositions of, directly or indirectly, in whole or in part, the lock-up party’s locked-up shares of common stock: (1) as a bona fide gift or gifts, or for bona fide estate planning purposes, including without limitation to charitable organizations or educational institutions; (2) by will, other testamentary document or intestacy; (3) to any member of the lock-up party’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of the lock-up, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin); (4) to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (5) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (b) as part of a distribution or transfer by the lock-up party to members, shareholders of the lock-up party or its affiliates (including a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor with the lock-up party); (6) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (5) in this paragraph; (7) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or pursuant to a final order of a court or regulatory agency; (8) to us from an employee, independent contractor or service provider of our Company upon death, disability, termination of employment or cessation of services, in each case, of such employee, independent contractor or service provider or to our Company pursuant to any contractual arrangement that provides us with a right to purchase locked-up shares of common stock; (9) as part of a sale of the lock-up party’s locked-up shares of common stock acquired in open market transactions after the closing date for this offering; (10) to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights; provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement; and provided, further, that any such restricted stock units, options, warrants or rights are held by the lock-up party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in hits prospectus; (11) in connection with open market transactions to generate such amount of net proceeds to the lock-up party from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting, exercise and/or settlement of our equity awards held by the lock-up party and issued pursuant to a plan or arrangement described in this prospectus that vest, are exercised and/or settle during the restricted period, provided that, for the avoidance of doubt, any locked-up shares of common stock retained by the lock-up party after giving effect to this section shall be subject to the terms of the lock-up agreement; (12) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of the our capital stock involving a “change of control” (as defined herein) of our Company (for purposes hereof, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of our outstanding voting securities (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s locked up shares of common stock shall remain subject to the provisions of the lock-up agreement; (13) as any pledge, charge, hypothecation or other granting of a security interest in our shares of common stock or as any security convertible into shares of common stock to one or more banks, financial or other lending institutions (“lenders”) as collateral or security for or in connection with any margin loan or other loans, advances or extensions of credit entered into by the lock-up party or any of its direct or indirect subsidiaries and any transfers of such shares of common stock or such other securities to the applicable lender(s) or other third parties upon or following foreclosure upon or enforcement of such shares of common stock or such securities in accordance with the terms of the documentation governing any margin loan or other loan, advance, or extension of credit (including, without limitation, pursuant to any agreement or arrangement existing as of the date hereof); provided that with respect to any pledge, charge, hypothecation or other granting of a security interest set forth above after the execution of the lock-up agreement, the applicable lender(s) shall be informed of the existence and contents of the lock-up agreement before entering into any margin loan or other loans, advances or extensions of credit and further, provided that any purchaser or transferee of such shares of common stock or other securities shall, upon foreclosure on the pledged securities, sign and deliver a lock-up agreement substantially in the form of the lock-up agreement; (14) in connection with any reclassification or conversion of the shares of common stock;

provided that any shares of common stock received upon such conversion or reclassification will be subject to the restrictions set forth in the lock-up agreement; and (15) to the sale of shares of common stock to be sold by the undersigned pursuant to the underwriting agreement; provided that (A) in the case of any transfer or distribution pursuant to sections (1), (2), (3), (4), (5), (6) and (7), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the representatives of the underwriters a lock-up letter in substantially the form of the lock-up agreement, (B) in the case of any transfer or distribution pursuant to clause (1), (2), (3), (4), (5), (6) and (9), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under Section 16(a) of the Exchange Act, or other public announcement reporting a reduction in beneficial ownership of any locked-up shares of common stock shall be required or shall be made voluntarily in connection with such transfer or distribution during the restricted period (other than a filing on a Form 4 (in the case of clause (1) only), Form 5, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, or Schedule 13F, each of which shall, to the extent permitted, clearly indicate therein the nature and conditions of such transfer), and (C) in the case of any transfer or distribution pursuant to clause (7), (8) and (10), it shall be a condition to such transfer that any required filing under Section 16(a) of the Exchange Act, or other required public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares of common stock in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock.

The underwriters may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For instance, we have engaged certain underwriters and/or their affiliates as financial advisors to certain ongoing alternative financing activities and strategies of the Company, for which such underwriters and/or their respective affiliates will be entitled to customary fees and expenses. The financial incentives associated with these engagements may cause potential conflicts of interest. In addition, certain of the underwriters and their affiliates are arrangers, agents, bookrunners and/or lenders under the New Senior Secured Credit Facilities and may provide us in the future with additional borrowing capacity under the New Senior Secured Credit Facilities. “Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of shares may be made to the public in that Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation (as defined below);

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority, except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of any underwriter for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);

provided that no such offer of the shares of common stock shall require any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the international placement agents and the Company that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any of our shares of common stock under, the offers to the public contemplated in this prospectus, or to whom our shares of common stock are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each international placement agent, the Company and the underwriters that it and any person on whose behalf it acquires our shares of common stock is: (i) a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation; and (ii) in the case of any of our shares of common stock by it as a financial intermediary, as that term is used in Article 5(1) of the UK Prospectus Regulation, (A) our shares of common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the UK other than qualified investors, as that term is defined in the UK Prospectus Regulation, or in circumstances in which the prior consent of the international placement agents has been given to the offer or resale; or (B) where our shares of common stock have been acquired by it on behalf of persons in the UK other than qualified investors, the offer of those shares of common stock fall within one of the exemptions listed in points (b) and (d) to Article 1(4) of the UK Prospectus Regulation.

In this section, the expression an “offer” of shares of common stock to the public in relation to any shares of common stock means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock.

This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) are persons falling within Article 49(2)(a) to (d)(“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) persons who are outside the United Kingdom; and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The shares of common stock will only be available to, and any invitation, offer or agreement to subscribe for, purchase or otherwise acquire such shares will be engaged only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus or any of its contents.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”) and accordingly the shares of common stock being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares of common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares of common stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares of common stock may solely be offered to “qualified investors”, as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or the “CISO”, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares of common stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares of common stock on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares of common stock will not be supervised by, FINMA, and the offer of shares of common stock has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and no shares of common stock will be offered or sold directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any shares of common stock or caused such shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell such shares of common stock or cause such shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates

The shares of common stock have not been, and will not be, publicly offered, sold, promoted or advertised in the United Arab Emirates (including Dubai International Financial Center) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Finance Center) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including Dubai International Financial Center) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Brazil

The offer and sale of the shares of common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian

Professional Investors (as defined by applicable CVM regulation), who may only acquire the shares of common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of common stock on regulated securities markets in Brazil is prohibited.

Conflicts of Interest

Affiliates of Carlyle beneficially own in excess of 10% of our issued and outstanding common stock and certain funds affiliated with Carlyle will receive 5% or more of the net offering proceeds as a selling stockholder. Because TCG Capital Markets L.L.C., an affiliate of Carlyle, is an underwriter, this offering is being made in compliance with the requirements of Rule 5121 of FINRA. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as TCG Capital Markets L.L.C. is not primarily responsible for managing this offering. TCG Capital Markets L.L.C. will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented by Milbank LLP in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (PwC Canada), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2024 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (PwC US), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Previous independent registered public accounting firm

On November 25, 2024, our audit committee dismissed PricewaterhouseCoopers LLP, Canada (“PwC Canada”) as our independent registered public accounting firm and appointed PricewaterhouseCoopers LLP, United States (“PwC United States”) as our new registered public accounting firm for the fiscal year ended December 31, 2024.

PwC Canada’s reports on our consolidated financial statements for the fiscal years ended December 31, 2023, and December 31, 2022, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2023 and December 31, 2022, and the subsequent interim period through November 25, 2024, there were no disagreements with PwC Canada on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC Canada, would have caused PwC Canada to make reference to the subject matter of the disagreements as defined in Item 304(a)(1)(iv) of Regulation S-K in connection with any reports it would have issued, and there were no “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in the design of our internal controls over financial reporting, as disclosed in our prospectus, dated October 1, 2024, filed with SEC pursuant to Rule 424(b) under the Act, and our Quarterly Report on Form 10-Q for the period ended September 30, 2024. In connection with the preparation of our consolidated financial statements for the years ended December 31, 2023 and 2022, we identified material weaknesses in our internal control over financial reporting as we did not formally design or maintain an effective control environment commensurate with the financial reporting requirements of a public company and we did not have the necessary business processes, systems, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company. This contributed to the following material weaknesses: (a) we did not maintain an effective control environment due to insufficient resources with an appropriate level of knowledge and experience in establishing controls or maintaining adequate written policies and procedures for accounting and financial reporting under SEC rules; (b) we did not formalize the design of certain controls related to the reporting process and significant account balances, and (c) we did not consistently operate certain IT controls designed to maintain the integrity of user access, program change management and segregation of duties that would ensure proper implementation, operation and oversight of certain IT applications and data. The audit committee discussed the subject matter of the material weaknesses with PwC Canada. We have also authorized PwC Canada to respond fully to the inquiries of PwC United States, concerning the subject matter of the material weaknesses.

We provided PwC Canada with a copy of the disclosure and requested that PwC Canada furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of PwC Canada’s letter is filed as Exhibit 16.1 to this Form S-1.

New independent registered accounting firm

On November 25, 2024, our audit committee appointed PwC United States as our new registered public accounting firm for the fiscal year ended December 31, 2024. During the fiscal years ended December 31, 2023, and 2022 and in the subsequent interim periods through November 25, 2024, neither we nor anyone on our behalf has consulted with PwC United States (other than in the ordinary course of the financial statement audit for the fiscal years ended December 31, 2023 and 2022 as a component auditor to PwC Canada) with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on financial statements, and neither a written report nor oral advice was provided to us that PwC United States concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a “disagreement”, as that term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K; or (iii) any “reportable event”, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

36,000,000 Shares

StandardAero, Inc.

Common Stock

Joint Bookrunning Managers

J.P. Morgan*	Morgan Stanley*

* listed in alphabetical order

RBC Capital Markets	BofA Securities	UBS Investment Bank	Jefferies

CIBC Capital Markets	SOCIETE GENERALE	Citizens Capital Markets	Mizuho	Santander	Wolfe | Nomura Alliance

Co-Managers

Carlyle	Amerivet Securities	Drexel Hamilton

March 25, 2025